EXHIBIT 10.1

Execution Version

ASSET PURCHASE AGREEMENT

BY AND AMONG

Equiniti Trust Company, LLC,

as the Buyer

AND

ACCESS NEWSWIRE INC.

(f/k/a Issuer Direct Corporation)

AND

DIRECT TRANSFER LLC,

as the Sellers

Dated February 28, 2025

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ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE BUYER		20
4.1	Organization; Power and Authority	20
4.2	No Violation; Consents	21
4.3	Brokers	21
4.4	Legal Proceedings	21

ARTICLE V. POST-CLOSING COVENANTS AND OTHER MATTERS		21
5.1	Transaction Expenses	21
5.2	Further Assurances; Transition	22
5.3	Confidentiality	23
5.4	Broker’s Fees	24
5.5	Restrictive Covenants - Non-Compete; Non-Solicitation; Non-Hire	24
5.6	Waiver and Release	26
5.7	Tax Matters	26
5.8	Employee Matters	27
5.9	Payment of Excluded Liabilities	28
5.10	Third Party Consents	28
5.11	Use of Name	28
5.12	Interwest Dissolution	28

ARTICLE VI. SURVIVAL, INDEMNIFICATION AND OTHER MATTERS		28
6.1	Sellers’ Indemnification	28
6.2	Buyer’s Indemnification.	29
6.3	Survival; Caps; Basket	29
6.4	Indemnification Procedures	31
6.5	Holdback; Reasonable Reserves for Disputed Claims	33
6.6	Tax Treatment of Indemnification Payments	33

ARTICLE VII. MISCELLANEOUS		34
7.1	No Third Party Beneficiaries	34
7.2	Entire Agreement	34
7.3	Successors and Assigns	34
7.4	Counterparts; Execution	34
7.5	Headings	34
7.6	Notices	35
7.7	Governing Law	35
7.8	Amendments and Waivers	35
7.9	Incorporation of Exhibits and Schedules; Disclosure	36
7.10	Construction	36
7.11	Independence of Covenants and Representations and Warranties	36
7.12	Remedies	36
7.13	Knowledge of the Sellers	36
7.14	Severability	37
7.15	Waiver of Jury Trial	37
7.16	Jurisdiction and Venue; Service of Process; Equitable Remedies	37
7.17	Enforceability in Jurisdictions	38
7.18	Enforcement	38
7.19	Public Announcements	38
7.20	Related Party Transactions	38

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APPENDICES, EXHIBITS AND SCHEDULES

Appendix I	Definitions

Exhibit A	Bill of Sale and Assignment and Assumption Agreement
Exhibit B	Transition Services Agreement

Schedule 1.1	Acquired Assets
Schedule 1.2	Excluded Assets
Schedule 1.3	Assumed Liabilities
Schedule 1.4	Excluded Liabilities
Schedule 2.4(b)(v)	Employment Offer Letters
Schedule 2.4(b)(vi)	Employment Agreements
Schedule 2.4(b)(vii)	Payoff Letters
Schedule 2.6	Purchase Price Allocation
Schedule 6.1(c)	Certain Indemnification Matters
Schedule 7.21	Termination of Certain Related Party Contracts or Arrangements

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made and entered into as of February 28, 2025, by and among:

(i)	EQUINITI TRUST COMPANY, LLC, a New York limited liability trust company (the “Buyer”)

(ii)	ACCESS NEWSWIRE INC. (f/k/a Issuer Direct Corporation), a Delaware corporation (“ACCESS”), and

(iii)	DIRECT TRANSFER LLC, a Delaware limited liability company (“Direct Transfer” and, together with ACCESS, the “Sellers” and each a “Seller”).

The Buyer and the Sellers are each sometimes referred to in this Agreement as a “Party” and collectively as the “Parties.”

Background

The Sellers are engaged in the business of providing (i) disclosure software for financial reporting, (ii) stock transfer services, (iii) virtual annual meeting services (except as set forth below), including services pursuant to the Contracts with the Persons listed on Annex A to Schedule 1.1, and (iv) related annual meeting, print and shareholder distribution and fulfilment services (collectively, the “Business”). The Business excludes (i) the Sellers’ services identified within ACCESS’s “Communication” business segment (as further described in ACCESS’s periodic reports filed with the U.S. Securities and Exchange Commission prior to the date hereof), (ii) ACCESS’s whistleblower hotline business and any Intellectual Property primarily used in the ACCESS’s virtual annual meeting services, and (iii) ACCESS’s SEDAR disclosure software for financial reporting with the Canadian Securities Administrators (the excluded businesses in (i),  (ii), and (iii), the “Excluded Business”).  For the avoidance of doubt, the defined terms Business, Acquired Assets, ACCESS Assets and DT Assets do not include any of the assets owned by ACCESS that are solely used in the Excluded Business.

The Sellers collectively own all of the assets used in the Business, including certain assets owned by ACCESS (the “ACCESS Assets”) and certain assets owned by Direct Transfer (the “DT Assets”).

Pursuant to this Agreement, (i) ACCESS will sell all of the right, title and interest in the ACCESS Assets to the Buyer in exchange for (a) payment of the ACCESS Assets Consideration to ACCESS in the amount described in Article II (subject to adjustment as set forth therein) and (b) the assumption of certain specified liabilities of ACCESS and (ii) Direct Transfer will sell all of the right, title and interest in the DT Assets to the Buyer in exchange for payment of the DT Assets Consideration to Direct Transfer in the amount described in Article II (subject to adjustment as set forth therein) (such transactions, collectively, the “Sale Transaction”).

The Sellers acknowledge and agree that the Buyer would not consummate the transactions contemplated hereby without the covenants of the Sellers contained in Section 5.3, Section 5.5 and Article VI, which are material and integral conditions to the consummation of the transactions contemplated hereby.

Defined terms herein have the meanings set forth in the Appendix I to this Agreement.

In consideration of the mutual covenants and agreements hereinafter set forth, the Parties to this Agreement agree as follows:

ARTICLE I.

PURCHASE AND SALE OF ASSETS

1.1 Acquired Assets.

(a) On and subject to the terms and conditions of this Agreement, at the Closing, the Buyer (as to the ACCESS Assets) shall purchase from ACCESS and ACCESS shall sell, transfer, assign, convey and deliver to the Buyer, all right, title and interest of ACCESS in and to the ACCESS Assets.

(b) On and subject to the conditions of this Agreement, at the Closing, the Buyer shall purchase from Direct Transfer and Direct Transfer shall sell, transfer, assign, convey and deliver to the Buyer, all right, title and interest of Direct Transfer in and to the DT Assets.

1.2 Excluded Assets. Anything contained in Section 1.1 or elsewhere herein to the contrary notwithstanding, the Acquired Assets shall not include the Excluded Assets.

1.3 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the Assumed Liabilities.

1.4 Excluded Liabilities. Notwithstanding the provisions of Section 1.3 or any other provision in this Agreement to the contrary, the Buyer shall not assume and shall not be responsible to pay, perform or discharge any Excluded Liabilities. The Sellers hereby expressly acknowledge that they are collectively retaining the Excluded Liabilities, and the Sellers shall pay, discharge and perform all such Excluded Liabilities promptly when due.

1.5 Non-Assignment of Certain Acquired Assets. Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment hereunder of any of the Acquired Assets shall require the consent of any other party and the Buyer elects to waive the requirement that such consent be obtained, or in the event that any of such Acquired Assets shall be non-assignable, neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that in each case, upon reasonable request by the Buyer, the Sellers shall take commercially reasonable actions to obtain the consent of such other party to an assignment to the Buyer. If such consent is not obtained, the Sellers shall take such actions, which in the reasonable opinion of the Buyer, are necessary or appropriate to cause the Buyer to receive the benefits of such Acquired Assets including enforcement, for the account and benefit of the Buyer, of any and all rights of the Sellers against any other person with respect to such Acquired Assets.

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ARTICLE II.

CONSIDERATION; CLOSING

2.1 Consideration.

(a) The aggregate consideration (the “Purchase Price”) to be paid by the Buyer for the Acquired Assets shall consist of the Cash Closing Payment paid by the Buyer (as determined in accordance with Section 2.1(b)).

(b) The cash consideration to be paid by the Buyer at the Closing for the Acquired Assets, subject to adjustment as described in Section 2.5 (as so adjusted, the “Cash Closing Payment”), shall be calculated as:

(i) Twelve Million Four Hundred Thousand Dollars ($12,400,000) (the “ACCESS Assets Consideration”); plus

(ii) One Hundred Thousand Dollars ($100,000) (the “DT Assets Consideration”); minus

(iii) the amount of the Seller Indebtedness unpaid as of the Closing solely to the extent set forth in the payoff letter(s) further described in Section 2.4(b)(vii); minus

(iv) the unpaid Transaction Expenses; minus

(v) the Indemnity Holdback Amount.

2.2 Payment of Purchase Price. The Cash Closing Payment to be paid at Closing and (i) payments in respect of Seller Indebtedness and Transaction Expenses will be paid by wire transfer of immediately available funds at Closing and (ii) the Indemnity Holdback Amount will be retained, in each case, as follows:

(a) Seller Indebtedness. The Buyer shall pay, or cause to be paid, the Seller Indebtedness, other than Seller Indebtedness set forth on clause (i) of the definition of Seller Indebtedness (which shall be paid by Sellers through the payroll system of the Sellers as promptly as practicable following the Closing), set forth on the Closing Statement directly to the applicable counterparties to such Seller Indebtedness in accordance with the relevant payoff letters or other written instructions set forth in the Closing Statement.

(b) Transaction Expenses. The Sellers shall set forth in the Closing Statement the Persons to whom such Transaction Expenses are owed in accordance with the respective wire transfer instructions set forth in the Closing Statement; provided, however, that any Transaction Expenses payable to the Business Employees as of immediately prior to the Closing shall be paid by Sellers through the payroll system of the Sellers as promptly as practicable following the Closing.

(c) Holdback.

(i) The Buyer shall establish a holdback account on its books (the “Indemnity Holdback Account”) and deposit into such Indemnity Holdback Account at Closing an amount equal to Five Hundred Thousand Dollars ($500,000) (the “Indemnity Holdback Amount”), in accordance with this Agreement as a non-exclusive source of recovery to satisfy any indemnification claims made by Buyer under this Agreement pursuant and subject to Section 6.1, for a period of twelve (12) months after the Closing (the “Holdback Period”).

(ii) Any disbursements from the Indemnity Holdback Account to any member of the Buyer Group from the Indemnity Holdback Amount shall be treated as a reduction of the Purchase Price under this Agreement.

(d) Payment of the Remainder of the Cash Closing Payment. The remainder of the Cash Closing Payment will be paid by wire transfer to the Sellers pursuant to and in accordance with the instructions (including the wire transfer instructions) of the Sellers as set forth in the Closing Statement.

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2.3 Closing Statement. No later than three (3) Business Days prior to the Closing Date, the Sellers shall, in consultation with the Buyer, prepare, or cause to be prepared and delivered to the Buyer a statement (the “Closing Statement”), which shall set forth:

(a) a statement, by payee, of the aggregate amount of Seller Indebtedness (the “Estimated Seller Indebtedness”) and the wire transfer account information necessary for the payment thereof;

(b) each payee and amount payable thereto for each of the Transaction Expenses and the aggregate amount of the Transaction Expenses, to the extent not paid prior to the Closing Date (the “Estimated Transaction Expenses”), and the wire transfer account information necessary for the payment thereof;

(c) a calculation of the Cash Closing Payment; and

(d) wire instructions (including bank account information) necessary for the payment of the balance of the Cash Closing Payment to the Sellers, such instructions to be verbally confirmed with the Sellers’ designees before wire initiation.

Notwithstanding anything to the contrary in this Agreement, (A) the Buyer and its Affiliates shall be entitled to rely on the information, including wire transfer information, on the Closing Statement, without any obligation to investigate or verify the accuracy or correctness thereof, and to make payments in accordance therewith and (B) in no event shall the Buyer or any of its Affiliates have any liability to any Person (including the Sellers) in connection with any claims relating to any alleged inaccuracy or miscalculations in, or otherwise relating to, the preparation of the Closing Statement and the allocation set forth therein or payments made by any Person in accordance therewith or that any amounts paid in accordance with the calculations set forth on the Closing Statement are in any way insufficient.

2.4 Closing Deliveries.

(a) Closing Date. The Closing with respect to the transactions contemplated hereby (the “Closing”) shall take place remotely via the electronic exchange and release of signatures on the date hereof (the “Closing Date”). The Closing shall be deemed to have been effective as of the Effective Time.

(b) Documents to be Delivered by the Sellers. At or prior to the Closing, as applicable, the Sellers shall deliver to the Buyer the following documents, in each case duly executed or otherwise in proper form:

(i) Closing Statement. The Closing Statement.

(ii) Officer’s Certificates.

(A) A certificate, certified by the secretary or any other officer of ACCESS, attaching (A) the Certificate of Incorporation of ACCESS, as amended, (certified by the Secretary of State of the State of Delaware as of a date no less than ten (10) days prior to the Closing), (B) the Second Amended and Restated Bylaws of ACCESS, (C) the resolutions of the board of directors of ACCESS authorizing and approving this Agreement, the Ancillary Documents to which ACCESS is a party, and the consummation of the transactions contemplated by this Agreement and the Ancillary Documents to which ACCESS is a party and (D) a certificate of existence of ACCESS issued by the Secretary of State of the State of Delaware (as of a date no less than ten (10) days prior to the Closing).

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(B) A certificate, certified by the secretary or any other officer of Direct Transfer, attaching (A) the Certificate of Formation of Direct Transfer (certified by the Secretary of State of the State of Delaware as of a date no less than ten (10) days prior to the Closing), (B) the current limited liability company agreement and all relevant amendments of Direct Transfer, (C) the resolutions of the manager of Direct Transfer authorizing and approving this Agreement, the Ancillary Documents to which Direct Transfer is a party, and the consummation of the transactions contemplated by this Agreement and the Ancillary Documents to which Direct Transfer is a party and (D) a certificate of existence of Direct Transfer issued by the Secretary of State of the State of Delaware (as of a date no less than ten (10) days prior to the Closing).

(iii) Bill of Sale. The Bill of Sale and Assignment and Assumption Agreement set forth on Exhibit A hereto (the “Bill of Sale”), duly executed by the Sellers.

(iv) Transition Services Agreement. The Transition Services Agreement set forth on Exhibit B hereto (the “Transition Services Agreement”), duly executed by the Sellers.

(v) Employment Offer Letters. The employment offer letter with each of the Persons set forth on Schedule 2.4(b)(v) (together, the “Employment Offer Letters”), effective as of the Closing, duly executed by each such Person.

(vi) Employment Agreements. The employment agreement with each of the Persons set forth on Schedule 2.4(b)(vi) (together, the “Employment Agreements”), effective as of the Closing, duly executed by each such Person.

(vii) Payoff Letters; Partial Release. Payoff letters, cancelled notes or other evidence satisfactory to the Buyer and its counsel of the payoff of Seller Indebtedness and/or release of Liens on the Acquired Assets, as described in Schedule 2.4(b)(vii).

(viii) IRS Form W-9. An IRS Form W-9, duly executed by each Seller.

(ix) Letter Agreement. The Letter Agreement, duly executed by the Sellers.

(x) Other Documents. All other documents, instruments or writings required to be delivered to the Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as the Buyer may reasonably request.

(c) Documents to be Delivered by the Buyer. At or prior to the Closing, as applicable, the Buyer shall deliver, or cause to be delivered, to the Sellers the following, in each case duly executed or otherwise in proper form:

(i) Cash Closing Payment. Wire transfers to the respective accounts of, the Sellers and other Persons set forth in the Closing Statement as well as the retention of the Indemnity Holdback Amount in the Indemnity Holdback Account.

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(ii) Officer’s Certificate of the Buyer. A certificate, certified by the secretary or any other officer of the Buyer, attaching (i) the organization certificate and certificate of effectiveness of the Buyer (certified by the appropriate Secretary of State or similar organizational body) and (ii) the resolutions of the board of managers or managing member (as applicable) of such entity authorizing and approving this Agreement, the Ancillary Documents to which such entity is a party, and the consummation of the transactions contemplated by this Agreement and the Ancillary Documents to which such entity is a party.

(iii) Bill of Sale. The Bill of Sale, duly executed by the Buyer.

(iv) Transition Services Agreement. The Transition Services Agreement, duly executed by the Buyer.

(v) Employment Offer Letters. Each of the Employment Offer Letters, duly executed by the Buyer or an Affiliate thereof.

(vi) Employment Agreements. Each of the Employment Agreements, duly executed by the Buyer or an Affiliate thereof.

(vii) Letter Agreement. The Letter Agreement, duly executed by the Buyer.

(viii) Other Documents. All other documents, instruments or writings required to be delivered to the Sellers at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as the Sellers may reasonably request.

2.5 Purchase Price Adjustment.

(a) Within ninety (90) days after the Closing Date, the Buyer shall deliver to the Sellers a revised closing statement (the “Revised Closing Statement”), which shall set forth Buyer’s calculation of:

(i) any Seller Indebtedness not paid in full at or prior to the Closing and that has not been otherwise paid by the Sellers as of the date of such statement (as agreed to or fully-adjudicated pursuant to the procedures set forth in this Section 2.5, “Final Seller Indebtedness”); and

(ii) any Transaction Expenses not paid in full at or prior to the Closing that have not been otherwise paid by the Sellers as of the date of such statement (as agreed to or fully-adjudicated pursuant to the procedures set forth in this Section 2.5, “Final Transaction Expenses”).

(b) If the Sellers dispute any item on the Revised Closing Statement, then the Sellers shall raise such objection in writing (the “Dispute Notice” and such disputed items, the “Disputed Items”) to the Buyer within thirty (30) days after delivery by the Buyer of the Revised Closing Statement, which objection shall describe in detail the basis for the objection and the Sellers’ calculation of the Disputed Items. If the Sellers do not submit a Dispute Notice within thirty (30) days after delivery by the Buyer of the Revised Closing Statement, the Revised Closing Statement and the calculations set forth therein shall be binding upon the Parties. Any matters and amounts not raised in a timely delivered Dispute Notice shall be deemed to be conclusive and binding upon the Parties hereto and shall not be subject to appeal or further review. If the Sellers do timely submit a Dispute Notice, and the Buyer and the Sellers are unable to resolve their dispute within fifteen (15) days of delivery of the Dispute Notice, then the Buyer and the Sellers shall submit the dispute to Deloitte Touche Tohmatsu Limited, or if Deloitte Touche Tohmatsu Limited is unavailable or determined to not be independent of the Buyer or the Sellers, a mutually agreed independent accounting firm of recognized standing in the United States (after excluding their respective regular outside accounting firms) (the “Independent Accountant”).

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(c) If the Parties have submitted the dispute to the Independent Accountant, the Buyer and the Sellers shall each submit to the Independent Accountant a written statement setting forth such Party’s proposed resolution of each unresolved objection set forth in the Dispute Notice, any supporting data and analysis and such Party’s calculation of the Disputed Items. The determination of the Independent Accountant shall be based solely on the written submissions by the Parties and their respective representatives, and shall be made as an expert and not as an arbiter. Except as provided herein, there will be no ex parte communications between the Sellers or the Buyer, on the one hand, and the Independent Accountant, on the other hand. The Independent Accountant shall determine any disputed items on the Revised Closing Statement, and shall make such determination in accordance with this Agreement, the Accounting Principles. The engagement letter for the Independent Accountant shall provide that the Independent Accountant shall deliver a written report resolving only the disputed matters and setting forth the basis for such resolution, by reference to this Agreement, within thirty (30) days after the Parties submit in writing (or have had the opportunity to submit in writing but have not submitted) their positions as to the disputed items; provided that the failure of the Independent Accountant to strictly comply with the foregoing deadline (or any other applicable deadline in the Agreement) shall not render the determination of the Independent Accountant invalid or be a basis for any Party to overturn any determination of the Independent Accountant. In making its determination, the Independent Accountant shall decide only the unresolved objections and may not assign a value to any item greater than the largest value for such item claimed by either the Buyer or the Sellers or less than the smallest value for such item claimed by the Buyer or the Sellers. The decision of the Independent Accountant under this Section 2.5(c) shall be the final and conclusive determination of the Disputed Items and shall be binding on the Parties. The prevailing Party may submit any such decision of the Independent Accountant to any court within the scope of the exclusive jurisdiction provision set forth in Section 7.16. The Parties shall pay their own respective costs and expenses incurred in connection with the matters described in this Section 2.5; provided, that the fees, costs and expenses of the Independent Accountant shall be paid one-half by the Buyer, on one hand, and one-half by the Sellers, on the other hand.

(d) Within five (5) Business Days after the date on which the Revised Closing Statement becomes binding upon the Parties (whether by determination of the Independent Accountant, agreement between the Parties, or the Sellers not timely submitting a Dispute Notice), either:

(i) Final Seller Indebtedness

(A) If the Final Seller Indebtedness is greater than the Estimated Seller Indebtedness, then the Purchase Price shall be decreased by the difference.

(B) If the Estimated Seller Indebtedness exceeds the Final Seller Indebtedness, then the Purchase Price shall be increased by the difference.

(ii) Final Transaction Expenses

(A) If the Final Transaction Expenses are greater than the Estimated Transaction Expenses, then the Purchase Price shall be decreased by the difference.

(B) If Estimated Transaction Expenses exceed the Final Transaction Expenses, then the Purchase Price shall be increased by the difference.

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(e) Payments.

(i) If the sum of the components of the Purchase Price, adjusted as provided above in Section 2.5(d) (the “Adjusted Purchase Price”), is greater than the Purchase Price paid by the Buyer at Closing (such surplus being a “Purchase Price Surplus”), then the Buyer shall pay the Purchase Price Surplus to the Sellers by wire transfer of immediately available funds.

(ii) If the Adjusted Purchase Price is less than the Purchase Price paid by the Buyer at the Closing (such difference being a “Purchase Price Deficiency”), then the Sellers, jointly and severally, shall pay the Purchase Price Deficiency to the Buyer by wire transfer of immediately available funds.

(iii) Any payment required to be delivered by a Party pursuant to this Section 2.5(e) shall be delivered within three (3) Business Days after the “Final Seller Indebtedness” and “Final Transaction Expenses” become final and binding as provided in this Section 2.5 and any applicable notice is delivered.

2.6 Allocation of Purchase Price. The Parties will allocate the Purchase Price among the ACCESS Assets and the DT Assets for federal income Tax purposes in accordance with the principles set forth on Schedule 2.6 (the “Purchase Price Allocation”). The Purchase Price Allocation shall be binding upon the Parties. Upon any adjustment to the Purchase Price, the Purchase Price Allocation shall be revised in a manner consistent with Schedule 2.6. The Parties agree that they shall report, act, and file their respective IRS Forms 8594 and Tax Returns in a manner consistent with the Purchase Price Allocation for all Tax purposes. No Party hereto or any of their Affiliates shall take any position for Tax purposes (whether in Tax audits or on Tax Returns) that is inconsistent with the Purchase Price Allocation (as so modified) unless required to do so by a final determination as defined in Section 1313 of the Code or any other applicable Law.

2.7 Withholding. The Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement any amounts required by applicable Law to be so deducted and withheld; provided, that, other than withholdings relating to amounts treated as compensation or due to any Seller’s failure to provide an IRS Form W-9, the Buyer shall give reasonable advance notice thereof and consult with such Seller prior to any such withholding. To the extent that amounts are so withheld by the Buyer and remitted to the Governmental Entity, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Seller in respect of which such deduction and withholding was made.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers, jointly and severally, makes the following representations and warranties to the Buyer (it being understood that any reference to any Seller shall be deemed to be a reference to any predecessor entities), and each such representation and warranty is true and correct as of the date hereof. For the avoidance of doubt, all representations and warranties in this Article III with respect to the business or operations of the Sellers shall relate solely to the Business (and, in order to give effect to the foregoing, all references to the Sellers shall be deemed to refer to the business and operations of the Sellers only to the extent related to the Business).

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3.1 Organization, Authority and Power.

(a) Organization. ACCESS is a corporation, duly organized, validly existing and in good standing under the Laws of Delaware. ACCESS has all requisite legal power and authority to own, operate and/or lease its assets and to carry on the Business as and where such is now being conducted. ACCESS is not in default under, or in violation of, any provision of its Fundamental Documents. ACCESS is duly qualified to do business and is in good standing in each other jurisdiction in which it conducts any business except where failure to be so qualified will not have a Material Adverse Effect on the Sellers, the Business or the Acquired Assets. Direct Transfer is a limited liability company, duly organized, validly existing and in good standing under the Laws of Delaware. Direct Transfer has all requisite legal power and authority to own, operate and lease its assets and to carry on the Business as and where such is now being conducted. Direct Transfer is not in default under, or in violation of, any provision of its Fundamental Documents. Direct Transfer is duly qualified to do business and is in good standing in each other jurisdiction in which it conducts any business except where failure to be so qualified will not have a Material Adverse Effect on the Sellers, the Business or the Acquired Assets.

(b) Authority. Each Seller has all requisite entity or other power, legal right and authority to execute and deliver this Agreement and the Ancillary Documents (as applicable) to be executed and delivered by such Party and to perform its obligations hereunder and thereunder. This Agreement constitutes the legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other laws affecting creditors’ rights generally, and general equitable principles (the “General Enforceability Exceptions”).

(c) Subsidiaries. Except as listed in Schedule 3.1(c), no Seller owns or controls, directly or indirectly, any debt or equity interest in any other corporation, partnership, limited liability company, partnership, joint venture, association or other business entity that is related to the Business (in each case, a “Subsidiary”).

3.2 No Violation; Consents.

(a) Neither the execution and delivery of this Agreement and the Ancillary Documents to be executed and delivered by the Sellers nor the consummation of the transactions contemplated hereby or thereby, will, directly or indirectly, with or without the giving of notice or lapse of time (or both): (i) conflict with or result in a breach of any of the terms, conditions or provisions of the Fundamental Documents of any Seller; (ii) require the vote any shareholders of any Seller or their respective Affiliates; (iii) violate, conflict with or result in a breach of or default under any of the terms, conditions or provisions of any Material Contract to which any Seller is a party or by which it is bound or to which its assets are subject; (iv) result in the creation of any Lien on the assets (including, for the avoidance of doubt, the Acquired Assets), ownership interests or properties of the Sellers, except for any Liens arising from the transactions contemplated hereby or created by the Buyer; or (v) conflict with, violate or result in a breach of or constitute a default under any Law or Order to which any of the assets or properties (including, for the avoidance of doubt, the Acquired Assets) of any Seller is subject.

(b) Except as set forth in Schedule 3.2, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with or notice to, any Governmental Entity or other Person (including any shareholder or percentage of shareholders of any Seller or their respective Affiliates) on the part of any Seller is required in connection with the execution and delivery of this Agreement or the Ancillary Documents by such Seller or the consummation of the transactions contemplated hereby or thereby.

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3.3 Financial Statements.

(a) Attached as Schedule 3.3(a) are true correct and complete copies of the following documents:

(i) the consolidated unaudited balance sheet of ACCESS with respect to the Business as of December 31, 2023 and December 31, 2022 and the related statements of income for the periods then ended (the “Historical Financial Statements”); and

(ii) the consolidated unaudited balance sheet of ACCESS with respect to the Business as of December 31, 2024 (the “Latest Balance Sheet,” and such date, the “Balance Sheet Date”) and the related statements of income for fiscal year 2024 (the “Interim Financial Statements” and together with the Historical Financial Statements, the “Financial Statements”).

(b) Each of the Financial Statements (including the notes thereto) (i) has been prepared in accordance with the books and records of ACCESS (which are true and correct in all material respects), (ii) is true, correct and complete in all material respects, (iii) fairly presents in all material respects the financial condition, results of operations, and changes in cash flow and member’s equity which it purports to present as of the dates thereof and for the periods indicated thereon and (iv) except as set forth on Schedule 3.3(b), has been prepared in accordance with GAAP applied throughout the periods covered thereby, subject, in the case of the Latest Balance Sheet and the Interim Financial Statements, to the lack of footnotes and other presentation items and normal recurring year-end adjustments (which will not be material individually or in the aggregate).

3.4 Tax Matters.

(a) Since December 31, 2020 and except as set forth in Schedule 3.4,each Seller (i) has timely paid or made adequate provision for the payment of all Taxes required to be paid by it through the Closing Date (whether or not shown as due on any Tax Return) and (ii) has filed or caused to be filed in a timely manner (within any applicable extension periods) all Tax Returns required to be filed by it with the appropriate Governmental Entities in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are true and correct in all material respects.

(b) No Liens have been filed with respect to the assets of any Seller and no Seller has been notified by the IRS, or any other Taxing Authority that any issues have been raised (and are currently pending) by the IRS, or any other Taxing Authority in connection with such Seller or any Tax Return of such Seller, and no waivers of statutes of limitations have been given or requested with respect to any Seller.

(c) There are no pending or, to the Knowledge of the Sellers, threatened Tax audits of any Seller nor of any of its Tax Returns.

(d) No unresolved deficiencies or additions to Taxes have been proposed, asserted, assessed, or, to the Knowledge of the Sellers, threatened against any Seller.

(e) Each Seller has complied in all material respects with all applicable Laws relating to the collection or withholding of Taxes (including sales Taxes, customs duties or withholding of Taxes from amounts paid to employees, independent contractors, creditors, stockholders, members, or other third parties) and such Seller is not liable for any Taxes for failure to comply with such Laws.

(f) No Seller is now, and has not in the five year-period prior to the Closing been, a party to or bound by any Tax sharing, allocation, distribution or indemnification agreement.

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(g) Each Seller is not directly or indirectly responsible for the Taxes of any other Person imposed on such Seller as a transferee or successor, by Law, contract or otherwise.

(h) No Seller has been a member of a group filing a consolidated, affiliated, combined or other group Tax Return.

(i) No Seller is currently the beneficiary of any extension of time within which to file any Tax Return.

(j) No claim has been made by an authority in a jurisdiction where any Seller does not file Tax Returns that such Seller is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.

(k) No Seller has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(l) The Sellers have made available to the Buyer true and correct copies of all Tax Returns, examination reports and statements of deficiency assessed against or agreed to the Sellers for the years ended December 31, 2021, December 31, 2022, and December 31, 2023.

(m) Since its formation, ACCESS has been treated as a corporation and Direct Transfer has been treated as a disregarded entity for federal and applicable state and local income Tax purposes.

(n) All employee retention credits received by the Company under the CARES Act, as amended, or Section 3134 of the Code were properly claimed.

3.5 Absence of Certain Changes. Since September 30, 2024 and except as set forth in Schedule 3.5, the Sellers have operated the Business in the Ordinary Course of Business and there has been no event or circumstance which has resulted in, or would reasonably be expected to result in, a Material Adverse Effect on the business, assets, liabilities, financial condition or results of operations of the Business.

3.6 Absence of Undisclosed Liabilities. Except as reflected in the Latest Balance Sheet or Schedule 3.6, no Seller is subject to any material Liability or obligation of any kind or nature, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, liquidated or unliquidated, of a type required to be reflected on a balance sheet in accordance with GAAP, other than liabilities incurred since the date of the Latest Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement or violation of Law or Proceeding).

3.7 No Litigation. Except as set forth in Schedule 3.7, no Seller nor the Business (i) is subject to any outstanding Order or (ii) is a party, or, to the Knowledge of the Sellers, is threatened to be made a party to any Proceeding, and, to the Knowledge of the Sellers, there is no reasonable basis for any of the foregoing. There are no regulatory undertakings, Orders or other commitments of any nature (other than publicly available and generally applicable statutes or regulations) entered into or received by a Seller with or from any regulatory entity, which limit or purport to limit the current or future businesses and/or operations of the Business. No Seller is involved in any Proceeding as a debtor in any court under Title 11 of the United States Bankruptcy Code or any other insolvency or debtors’ relief act, whether state or Federal, or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator or other similar official of either Seller or for any part of the property of either Seller.

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3.8 Compliance with Laws.

(a) Expect as set forth on in Schedule 3.8, in the five-year period immediately preceding the Closing, each Seller has complied in all material respects with, and is (as of the date of this Agreement) in compliance in all material respects with, all applicable Laws, including all Laws related to data protection or privacy, the USA PATRIOT Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other Law, policy or guideline relating to consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations. Each Seller has implemented procedures that are designed to comply with the foregoing, and no Proceeding is pending or, to the Knowledge of the Sellers, threatened, alleging any failure to so comply.

(b) Each Seller has properly administered all accounts for which such Seller acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign Law. No Seller nor any of its directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets and results of such fiduciary account.

3.9 Licenses and Permits.

(a) The Sellers possess, and have possessed, all Permits and other authorizations issued by a Governmental Entity that are required for the conduct of the Business as presently conducted and all such Permits are valid, in full force and effect and renewed on a timely basis and are being complied with by the applicable Seller in all material respects. Schedule 3.9 lists all Permits required under Law for the conduct of the Business as presently conducted (including Permits held by employees).

(b) Direct Transfer is duly registered under the Exchange Act as transfer agent with the United States Securities and Exchange Commission and is in compliance with the applicable provisions of the Securities Exchange Act of 1934, as amended. Direct Transfer is in compliance with all applicable rules and regulations of the Financial Industry Regulatory Authority and any self-regulatory organization that otherwise has authority over it. Direct Transfer is duly registered, licensed or qualified as a transfer agent under, and in compliance with, the applicable Laws of all jurisdictions in which it is required to be so registered and each such registration, license or qualification is in full force and effect and in good standing. There is no action, suit, proceeding or investigation pending or, to the knowledge of Sellers, threatened that would reasonably be likely to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses and qualifications.

3.10 Real Property. No Seller owns nor leases any real property that is used exclusively with respect to the Business. No Seller has any right to purchase, use or lease any real property with respect to the Business.

3.11 Title to Properties; Sufficiency and Condition of Assets.

(a) Subject to the Transition Services Agreement, except as set forth in Schedule 3.11(a), the Sellers have good and valid title free and clear of any Liens (other than Permitted Liens) to all of the Acquired Assets being sold by the applicable Seller to the Buyer hereunder, except those assets licensed or leased pursuant to legal, valid, binding and enforceable Contracts. The Acquired Assets include all assets, properties and interests in properties previously or presently used by or necessary for the conduct of the Business by the Sellers and, immediately after the Closing, the Buyer, in the Ordinary Course of Business.

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(b) Except as set forth in Schedule 3.11(b), all tangible Acquired Assets are in good operating condition and repair, reasonable wear and tear excepted, have been maintained in all material respects in accordance with normal industry practice, and are suitable for use in the Ordinary Course of Business. Except as set forth on Schedule 3.11(b), no Affiliate of any Seller owns or leases any assets or properties, or conducts any business, or is a party to any Contract, in each case, that is used in the Business.

(c) Schedule 3.11(c) contains a true and complete listing of each tangible asset, including its location, of the Sellers having a book value or fair market value in excess of $10,000.

(d) No contract retained by any Seller as an Excluded Contract which is not related to services provided under the Transition Services Agreement, (i) is used or otherwise necessary for the conduct of the Business or (ii) reflects revenue in excess of $25,000 in connection with the conduct of the Business prior to the Closing.

3.12 Contracts and Commitments. Schedule 3.12 sets forth a true and correct list of the Material Contracts and, with respect to any oral Material Contracts, a summary of such Material Contract’s material terms and conditions. Each of the Material Contracts is valid and enforceable against all of the parties thereto and will remain valid and enforceable on identical terms immediately following the consummation of the transactions contemplated hereby. To the Knowledge of the Sellers, no party to any Material Contract (including the Sellers) is, or has (in the five year period immediately preceding the Closing) been, in breach of, or default under, such Material Contract. Except as further set forth in Schedule 3.2, the transactions contemplated by this Agreement will not result in any right of termination, amendment, modification, acceleration, suspension, revocation, first offer or first refusal under any such Material Contract or result in the creation of any Lien on any Seller’s assets or properties (other than a Permitted Lien).

3.13 Insurance. In the five (5) year period immediately preceding the Closing, each Seller has maintained, without any time period gaps in coverage, in full force and effect customary Insurance Policies with respect to its properties, assets and the Business, and the coverage limits of such policies have not been exhausted. The scope and amount of each such Insurance Policy is reasonable for the businesses operated by such Seller and the industries in which such Seller operates. The Insurance Policies are of the type, scope and with coverage limits in amounts as required by the terms of any Material Contracts.

3.14 Labor/Employee Matters.

(a) Neither Seller is a party to or subject to any union collective bargaining agreements, side letter agreement, letters of assent or other agreements with any union and, to the Knowledge of the Sellers, there has been no union organizing activity during the past five (5) years. There is no, and during the past five (5) years there has not been any, arbitration demand, unfair labor practice charge or complaint against any Seller and, to the Knowledge of the Sellers, no such demand, charge or complaint is threatened. There is no, and during the past five (5) years there have not been any, labor strike, dispute, slowdown, stoppage or other work action, nor to the Knowledge of the Sellers, is any such work action threatened, against any Seller nor has any request for representation by a union been submitted to any Seller or the National Labor Relations Board. There are no, and during the past five (5) years there has not been any, complaints, grievances, charges or claims against any Seller pending or, to the Knowledge of the Sellers, threatened which could be brought or filed, with any Governmental Entity based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by any Seller, of any Business Employees.

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(b) With respect to the Business Employees, each Seller has complied in all material respects with all applicable Laws concerning labor, employment, employment practices, and terms and conditions of employment, including any provision relating to wages and hours (including minimum wage and overtime), child labor, withholdings and deductions, classification and payment of employees and independent contractors, employment equity, nondiscrimination, non-harassment and non-retaliation in employment, occupational health and safety, worker’s compensation, employment eligibility and immigration, including Form I-9 requirements (including proper completion and retention of Forms I-9 for all employees) and any applicable mandatory E-Verify obligations. Neither Seller is delinquent in payments to any of the Business Employees for any wages, salaries, fees, commissions, bonuses or other compensation for any services performed by them to date or amounts required to be reimbursed to such employees.

(c) Schedule 3.14(c) sets forth a list of all employees of the Sellers that are primarily engaged in the Business immediately prior to the Closing (the “Business Employees”), including each such employee’s name, employer, title, work location, employment start date, total 2024 compensation, current salary or wage rate (as applicable), bonus or commission opportunity (if any), exempt or non-exempt status, full or part time status and temporary or permanent status. Except as set forth on Schedule 3.14(c), no Seller engages any Persons with respect to the Business who are classified by such Seller as an independent contractor or self-employed.

(d) No allegations of sexual harassment have been made during the previous five (5) years against (A) any officer, manager or director of any Seller or (B) any employee of any Seller with a supervisory role over any other employee, agent or independent contractor of any Seller. No Seller has, during the previous five (5) years, entered into any settlement agreement relating to any allegations of sexual harassment by any officer, manager, director or employee.

(e) To the Knowledge of the Sellers, no Business Employee is in any material violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition, non-solicitation, restrictive covenant or other similar obligations.

3.15 Employee Benefit Plans.

(a) With respect to the Business Employees, Schedule 3.15(a) sets forth (i) all “employee benefit plans”, as defined in Section 3(3) of ERISA (whether or not subject to ERISA), and (ii) all other employee benefit arrangements or payroll practices, including welfare, pension, savings, profit sharing, retirement, or incentive bonus arrangements, medical, dental, vision, life, death, sick leave, accident or disability insurance, employment, consulting or other compensation agreements, incentive, equity or equity-based compensation, stock purchase or deferred compensation arrangements, change in control, vacation, termination, educational assistance, or severance plans or other compensatory arrangements and any similar employee benefit plans, contracts, programs, policies, or arrangements of any kind which are provided to or for the benefit of any Business Employee (or their dependents or beneficiaries) that are sponsored, maintained or contributed to by any Seller or with respect to which any Seller has any Liability, contingent or otherwise, including on account of its ERISA Affiliates (collectively, the “Employee Benefit Plans”).

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(b) With respect to each Employee Benefit Plan, (i) all required contributions (including all premiums, employer contributions and employee salary reduction contributions) have been made by the due date thereof and all amounts for any period ending on or before the Closing Date which are not yet due will have been paid or, if not paid, properly accrued on the books of the applicable Seller in all material respects; (ii) each Seller has complied with, and each such Employee Benefit Plan has been maintained, operated and administered, in all material respects, in compliance with the terms of the Employee Benefit Plan and with the Code, ERISA and all other applicable Laws.

(c) Except as set forth on Schedule 3.15(c), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will (i) entitle any Business Employee to severance pay or any other payment or benefit, (ii) trigger or accelerate the time of payment, funding, or vesting, or increase the amount of compensation or benefits due to any such Business Employee, (iii) result in the forgiveness of any loan or advance of any money or other property made to any such Business Employee, and/or (iv) result in any amount being nondeductible under Section 280G of the Code or subject to an excise tax under Section 4999 of the Code.

(d) Schedule 3.15(d) identifies each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code (each, a “Qualified Plan”). Each Qualified Plan is qualified under Section 401(a) of the Code and the trusts maintained thereto are exempt from federal income taxation under Section 501 of the Code, and to the Knowledge of the Sellers, there are no existing circumstances nor any events that have occurred that could reasonably be expected to adversely affect the qualified or tax-exempt status of any Qualified Plan or its related trust(s).

(e) No Seller has nor has any ERISA Affiliate ever sponsored, maintained, contributed to, or has or had any obligation to contribute to, (1) any employee pension benefit plan (as defined in Section 3(2) of ERISA) that is or was subject to Title IV of ERISA, Section 302 of ERISA or Sections 412, 430 or 431 of the Code, (2) any “multiemployer plan” (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”), (3) any “multiple employer welfare arrangement” as defined in Section 3(40)(A) of ERISA or (4) and “multiple employer plan” as described in ERISA Section 210. No Seller nor any of its ERISA Affiliates has incurred withdrawal liability under Title IV of ERISA which remains unsatisfied, and a complete withdrawal from a Multiemployer Plan would not result in any material liability to the Buyer.

(f) Except as set forth on Schedule 3.15(f), none of the Employee Benefit Plans provides for post-employment life or health insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or similar state law. With respect to each group health plan benefiting any Business Employee that is subject to Section 4980B of the Code, the applicable Seller has complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(g) No Seller has engaged in or knowingly permitted to occur and, to the Knowledge of the Sellers, no other party has engaged in or permitted to occur, any transaction prohibited by Section 406 of ERISA or any “prohibited transaction” under Code Section 4975(c) with respect to any Employee Benefit Plan, except for any transactions which are exempt under Section 408 of ERISA or Section 4975 of the Code.

(h) There are no pending actions, claims, assessments, complaints, proceedings, investigations, or lawsuits which have been asserted or instituted with respect to the Employee Benefit Plans (other than routine benefit claims), nor do the Sellers have Knowledge of facts which could reasonably be believed to form the basis for any such action, claim or lawsuit.

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(i) True and correct copies of the following documents, with respect to each of the Employee Benefit Plans, have been made available or delivered to the Buyer by the Sellers, to the extent applicable and available: (i) all plan documents, and all amendments thereto; (ii) written descriptions of all non-written Employee Benefit Plans; (iii) nondiscrimination, coverage and any other required annual testing results for the prior three (3) years; and (iv) all non-ordinary course written communications with any Governmental Entity regarding any Employee Benefit Plan within the last three (3) years.

(j) Each Employee Benefit Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has at all relevant times been documented and operated in compliance with Section 409A of the Code. No Seller has any obligation to indemnify or “gross-up” any Person for any Taxes imposed under Sections 4999 or 409A of the Code.

(k) All stock option, restricted stock, restricted stock unit and/or other equity awards issued by the Sellers or their respective Affiliates to the Business Employees will be fully vested and non-forfeitable as of immediately prior to the Closing and, as of immediately prior to the Closing, the Sellers have taken all actions necessary to cause the acceleration of vesting of any such awards.

3.16 Intellectual Property.

(a) The Sellers own or have the right to use pursuant to a license or sublicense agreement or other permission all Intellectual Property necessary for the operation of the Business as presently conducted. The Sellers’ conduct of the Business does not, and has not, infringed on the Intellectual Property of any third party. With respect to the Owned Intellectual Property, the applicable Seller possesses all right, title and interest in and to the item, free and clear of any Lien other than Permitted Liens. No Seller uses any Licensed Intellectual Property in the Business, other than commercially available “off the shelf” Software generally licensed to end-users, and any Seller’s right to use such Licensed Intellectual Property is legal, valid, binding, enforceable and in full force and effect. Schedule 3.16(a) sets forth a true and correct list of all Owned Intellectual Property (including each trademark (registered or unregistered) used in connection with the Business), including all Registered Intellectual Property and pending invention disclosures.

(b) Except as set forth on Schedule 3.16(b):

(i) no activity, service or procedure currently conducted in the Business violates or will violate any agreement governing the use of Licensed Intellectual Property, including all licenses pursuant to which Seller utilizes the Software of any third party and such Seller’s use of such Software has been, and is in accordance with the terms of any such license, including any terms pertaining to permitted usage and number of licenses granted thereunder;

(ii) no Open Source Software or any derivative work thereof, is used, accessed, incorporated, modified or embedded into any Software of the Sellers or distributed by the Sellers to customers or end users of the Business or any third party in a manner that could require the Sellers to (i) license, or distribute any Software, or portion thereof, in source code from and/or to the general public; (ii) license or distribute any Software of the Sellers, or portion thereof, under terms that would require that or allow such Software, or portion thereof, to be reverse engineered, reverse assembled, or disassembled (other than by operation of Law); (iii) impose any limitation, restriction, or condition on the right or ability of the Sellers to use or distribute any Software of the Sellers; or (iv) publish or make publicly available any proprietary code or Intellectual Property of the Sellers used in the Business;

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(iii) the Software used in the Business is original and is protected by the Laws applicable to copyrights in the United States and other Governmental Entities. Furthermore, each of the Sellers has all necessary rights to and ownership of such Software and related products and each of the Sellers possesses all source code and other documentation and materials necessary or useful to compile, maintain, implement and operate the Software;

(iv) the Software used in the Business materially complies with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Software in each case that has been agreed to in writing by the Sellers;

(v) no Software used in the Business contains any bugs or viruses or other disabling code or instruction, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” “harmful code,” or other software routines or hardware components designed to permit (i) unauthorized disablement of, disruption to, or access to, in any manner, a computer system or network or other device on which such code is stored or installed or (ii) unauthorized erasure or damage of any data or other software of users without their consent;

(vi) each Seller has taken reasonable and practicable steps (including entering into assignments of intellectual property, work for hire agreements and confidentiality and nondisclosure agreements with all Business Employees with access to or knowledge of the Intellectual Property) designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Intellectual Property;

(vii) to the extent that any Intellectual Property used in the Business has been developed or created independently or jointly by any Person other than the Sellers with respect to the Business for which such Seller has, directly or indirectly, provided consideration for such development or creation, such Seller has a written agreement with such Person with respect thereto, and such Seller thereby has obtained ownership of, and is the exclusive owner of, all such Intellectual Property by operation of law or by valid assignment, and has required the waiver of all non-assignable rights;

(viii) no Seller has sent to any third party or otherwise communicated to another Person any charge, complaint, claim, demand or notice asserting infringement or misappropriation of, or other conflict with, any Intellectual Property used in the Business right of such Seller by such other Person or any acts of unfair competition by such other Person, nor, to the Knowledge of the Sellers, is any such infringement, misappropriation, conflict or act of unfair competition occurring or threatened; and

(ix) the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not materially and adversely impact any of the Intellectual Property utilized in the Business.

3.17 Customers and Vendors.

(a) Schedule 3.17 lists:

(i) the twenty five (25) largest customers (and total sales to each such customer) relating to the Business, determined on the basis of total attributable sales to such customer (the “Material Customers”); and

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(ii) the seven (7) largest vendors (and total purchases to each such vendor) relating to the Business, determined on the basis of total attributable purchases from such vendor (“Material Vendors”), in each case, for (x) the fiscal years ended December 31, 2022, December 31, 2023 and December 31, 2024.

(b) Schedule 3.17 also specifies, for each Material Customer, any special terms and conditions which are provided to such Material Customer (whether or not the subject of a Contract). Except as set forth on Schedule 3.17, no Material Customer or Material Vendor has terminated, failed to renew, reduced or materially modified the terms and conditions of its business with any Seller since December 31, 2022. Except as set forth on Schedule 3.17, no Seller has received any notice, or otherwise has any reason to believe, that any of the current Material Customers or Material Vendors intends, or is reasonably likely, to terminate, fail to renew, reduce or materially modify the terms and conditions of its business with such Seller.

3.18 Brokers. Except as set forth in Schedule 3.18, neither the Sellers nor any of their respective officers, employees, members, managers or agents have retained, employed or used any broker or finder in connection with the transactions provided for herein or in connection with the negotiation thereof.

3.19 Certain Business Relationships; Other Related Party Matters.

(a) Except as set forth on Schedule 3.19(a), no Related Person: (i) owns or leases, directly or indirectly, any interest in any Person that is a competitor, customer, referral source or sales representative, or agent (whether foreign or domestic) of any Seller; (ii) owns, directly or indirectly, in whole or in part, any property, asset or right (including any Seller Intellectual Property) that is utilized by or in connection with the Business; (iii) is a customer of any Seller; or (iv) directly or indirectly has an interest in or is a party to any Contract pertaining or relating to any Seller.

(b) Schedule 3.19(b) sets forth a summary of all cash payments made by any Seller to any of their respective Affiliates or Related Persons, whether by way of salary, bonus, commission, redemption, distribution, lease payment, vehicle sales, contract payment, repayment of indebtedness or otherwise at any time during the last two (2) most recently completed fiscal years and the current fiscal year to date (but specifically excluding employment amounts of the type reflected on Schedule 3.14(c)), in each case, solely to the extent relating to the Business.

(c) Except as set forth on Schedule 3.19(c), and except for compensation paid to employees of the Sellers, no current or former Affiliate of any Seller, any current or former equityholder of such Seller, or, to the Knowledge of the Sellers, any Affiliate or Related Person of any of the Sellers, is now, or has been since December 31, 2020, (i) a party to any transaction, contract or arrangement (written or oral) with any Seller, (ii) a lender or guarantor of, or indebted to, any Seller or (iii) to the Knowledge of the Sellers, the direct or indirect owner, of record or as a beneficial owner, of an equity interest or any other financial or profit interest in any Person which is a present competitor, supplier, lessor or customer of any Seller (other than non-affiliated holdings in publicly held companies), nor does any such Person receive income from any source other than the Sellers which should properly accrue to the Sellers.

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3.20 Data Privacy and Security. To the Knowledge of the Sellers and except as set forth in Schedule 3.20, within the five (5) years prior to the Closing, there have not been any actual unauthorized intrusions or breaches of the security of any Seller’s Information Systems or any unauthorized access or use of Personal Data collected, maintained or stored by or on behalf of such Seller. The Information Systems (A) are sufficient for the operational needs of the Business as currently conducted, (B) operate in all material respects in accordance with their documentation and functional specifications and otherwise as required by each Acquired Company and have not materially malfunctioned or failed, (C) do not contain, except with respect to cookies, any computer code or any other procedures, routines or mechanisms which permit a third party to access such Information Systems without authorization and (D) are not subject to the terms or any “open source,” “copyleft” or other similar license or distribution model that would require their source code to be publicly distributed in either whole or part. To the Knowledge of the Sellers, the Information Systems do not contain any computer code designed to disrupt, disable, harm, distort or otherwise impede in any manner the legitimate operation of each Seller’s Information Systems. Each Seller has implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures with respect to the Information Systems, in each case consistent with customary industry practices. Each Seller owns or has valid rights to access and use all Information Systems used in the conduct of the Business. There have been no failures, breakdowns, data losses or security breaches with respect to the Information Systems.

3.21 Certain Business Practices. No Seller has and, to the Knowledge of the Sellers, none of their respective Affiliates or their respective managers, officers, employees, agents or representatives, or any other Person acting for or on behalf of such Seller, directly or indirectly: (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services to obtain favorable treatment in securing business, to pay for favorable treatment for business secured or to obtain special concessions, or for special concessions already obtained, for or in respect of such Seller which, in any case, is illegal, or violates law or the procurement or other policies of the other party, (ii) established or maintained on behalf of such Seller any fund or material asset that has not been recorded in the books and records of such Seller or (iii) otherwise violated any Anti-Bribery Law. Each Seller has instituted, maintained, monitored and complied in all material respect with policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with all applicable Anti-Bribery Laws and public procurement laws.

3.22 Accounts Receivable and Accounts and Notes Payable.

(a) All accounts receivable, unbilled receivables, and associated rights of each Seller related to the Business (“Accounts Receivable”) reflected on the Latest Balance Sheet or arising subsequent to the date thereof and through the Closing Date arose from bona fide transactions occurring in the Ordinary Course of Business and represent valid obligations arising from sales actually made or services actually performed by Sellers in the Ordinary Course of Business prior to the Closing. Schedule 3.22(a) sets forth a true, correct and complete list of Accounts Receivable aging report of the Business as of the close of business on December 31, 2024 (the “Aged Accounts Receivable Schedule”). Except as set forth on Schedule 3.22(a), all Accounts Receivable are reflected in each Seller’s books and records, as applicable, consistent with the Accounting Principles. To the Knowledge of the Sellers, the Accounts Receivable are not subject to valid defenses, set-offs or counterclaims, and subject to the reserve set forth on the Latest Balance Sheet, have been collected or are current and are collectible in accordance with their respective terms, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such Accounts Receivable (including, for the avoidance of doubt, any Accounts Receivable that has been paid within the 90 days prior to the Closing).

(b) Except as set forth on Schedule 3.22(b) (which schedule includes the time and amount past due), there are no accounts or notes payable by the Business that are past due as of the Closing Date. All accounts payable and notes payable by a Seller to third parties as of the Closing Date have arisen in the Ordinary Course of Business arising from bona fide arms’ length transactions occurring in the Ordinary Course of Business. Schedule 3.22(b) sets forth an accounts payable aging report as of the close of business on December 31, 2024 (the “Aged Accounts Payable Schedule”). The Sellers have been paying such accounts payable in the Ordinary Course of Business, and no Seller has delayed or postponed the payment of any such accounts payable or agreed or negotiated with any third party to extend the payment date of any such accounts payable.

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3.23 Warranties.

(a) Each service or product sold with respect to the Business since December 31, 2020 has been in conformity, in all material respects, with all contractual provisions and all express and implied warranties, and, since December 31, 2020, no Seller has received written notice of any liabilities or obligations for replacement or repair of any of its products or for faulty services, or of other damages in connection therewith that remain outstanding or otherwise unresolved, subject only to any reserve for warranty claims accrued on the Interim Financial Statements.

(b) No product or service is subject to any written guaranty, warranty or other indemnity beyond the applicable standard terms and conditions with respect thereto. No Seller has deviated in any material respect from its standard terms and conditions of sale.

3.24 Solvency; No Fraudulent Conveyance. Immediately prior to the Closing and immediately after giving effect to the transactions contemplated by this Agreement and the Ancillary Documents, each Seller will be solvent for all purposes including under federal bankruptcy and applicable state fraudulent transfer and fraudulent conveyance Laws, and the transactions contemplated hereby do not constitute fraudulent transfers or fraudulent conveyances under such Laws. For purposes hereof, the term "solvent" means that: (a) the fair, salable value of each Seller's tangible assets is in excess of the total amount of its liabilities (including, for purposes of this definition, all known liabilities, whether or not reflected on a balance sheet prepared in accordance with generally accepted accounting principles, and whether direct or indirect, fixed or contingent, secured or unsecured, and disputed or undisputed); (b) each Seller is able to pay its known debts or obligations in the ordinary course as they mature and does not intend to incur debts or obligations beyond its ability to pay in the ordinary course as they become due; and (c) each Seller has capital sufficient to carry on the operation of its business, and does not have unreasonably small capital for the continued operation of its business prior to and after giving effect to the transactions contemplated by this Agreement and the Ancillary Documents. No transfer of property or assets is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement and the Ancillary Documents with the intent to hinder, delay or defraud either present or future creditors of any Seller or any of their Affiliates. As of the Closing Date, there are no known threatened or pending bankruptcy or insolvency proceedings of any Seller or any of their Affiliates.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer makes the following representations and warranties to the Sellers, and each such representation and warranty is true and correct as of the date hereof. Notwithstanding anything contained in this Agreement, the Sellers acknowledge and agree that the Buyer is not making, nor has the Buyer made, any representation or warranty whatsoever, express or implied, other than the representations and warranties expressly set forth in Article IV of this Agreement, which are the only representations and warranties that the Sellers have relied upon.

4.1 Organization; Power and Authority.

(a) The Buyer is a limited liability trust company validly existing and in good standing under the laws of its applicable jurisdiction of organization.

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(b) The Buyer has all requisite entity power, legal right and authority to execute and deliver this Agreement and the Ancillary Documents to be executed and delivered by the Buyer and to perform its obligations hereunder and thereunder. All necessary actions have been taken by the Buyer to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to be executed and delivered by the Buyer and the transactions contemplated hereby and thereby. No other or further entity act or proceeding on the part of the Buyer is necessary to authorize this Agreement or the Ancillary Documents to be executed and delivered by the Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby.

(c) This Agreement and the Ancillary Documents to be executed and delivered by the Buyer in connection herewith have been duly and validly executed and delivered by the Buyer and constitute the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as such may be limited by the General Enforceability Exceptions

4.2 No Violation; Consents. Neither the execution and delivery of this Agreement and the Ancillary Documents to be executed and delivered by the Buyer nor the consummation of the transactions contemplated hereby or thereby, will, directly or indirectly, with or without the giving of notice or lapse of time (or both): (a) conflict with or result in a breach of any of the terms, conditions or provisions of the Fundamental Documents of the Buyer; (b) violate, conflict with or result in a breach of or default under any of the terms, conditions or provisions of any material Contract to which the Buyer is a party or by which it is bound or to which its assets are subject; (c) result in the creation of any Lien on the assets, ownership interests or properties of the Buyer; or (d) conflict with, violate or result in a breach of or constitute a default under any Law or Order to which the Buyer or any of its assets or properties are subject. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with or notice to, any Governmental Entity or other Person on the part of the Buyer is required in connection with the execution and delivery of this Agreement or the Ancillary Documents to be executed and delivered by the Buyer or the consummation of the transactions contemplated hereby or thereby.

4.3 Brokers. Neither the Buyer nor any of its officers, employees, members, managers or agents have retained, employed or used any broker or finder in connection with the transactions provided for herein or in connection with the negotiation thereof.

4.4 Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to the Buyer’s knowledge, threatened against or by the Buyer or any Affiliate of the Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

ARTICLE V.

POST-CLOSING COVENANTS AND OTHER MATTERS

5.1 Transaction Expenses.

(a) The Buyer shall pay all of the expenses of the Buyer Group in connection with the transactions contemplated hereby. Unless and to the extent deducted pursuant to Section 2.1(b)(v), the Sellers shall pay all expenses of the Sellers incurred in connection with the transactions contemplated hereby.

(b) In no event shall the Buyer be liable for any income, capital gain, franchise or other similar Tax attributable to the Sellers and arising or imposed as a result of the transactions contemplated herein.

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5.2 Further Assurances; Transition. Each of the Parties agrees that such Party will from time to time on or after the Closing promptly do, execute, acknowledge and deliver and will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, certificates, and other documents as may be reasonably requested by any of the other Parties, including any actions necessary for Buyer to take title to the Acquired Assets. At and after the Closing, the Sellers shall reasonably cooperate with Buyer to authorize the officers and directors of Buyer to execute and deliver, in the name and on behalf of the applicable Seller, any bills of sale, assignment or assurances and to take and do, in the name and on behalf of the applicable Seller, any other actions and things to vest, perfect or confirm of record or otherwise in Buyer any and all right, title and interest in, to and under any of the Acquired Assets. Without limiting the generality of the foregoing:

(a) ACCESS shall deliver to the Buyer as soon as practical after the Closing Date and in no event later than thirty (30) calendar days after the Closing Date a true, correct and complete updated Aged Accounts Receivable Schedule and Aged Accounts Payable Schedule, in each case, updated as of the close of business on the Closing Date.

(b) Each Seller hereby agrees that, from and after the Closing, such Seller will hold in trust for Buyer and then promptly, but, in any event, within three (3) Business Days of receipt thereof transfer and deliver to Buyer, from time to time as and when received by them, any cash, checks with appropriate endorsements (using its best efforts not to convert such checks into cash), or other property with respect to the Business that it may receive on or after the Closing which properly belongs to the Buyer, including (i) any insurance proceeds to the extent set forth herein and (ii) any amounts received with respect to any Current Accounts Receivable but excluding any amounts received with respect to any Aged Accounts Receivable, and will account to the Buyer for all such receipts; provided, that, if any Seller is unable to determine if an account receivable is an Aged Account Receivable or Current Account Receivable due to the possibility that there may be a Comingled Account Receivable, such Seller shall continue to hold such account receivable in trust until the timely delivery of the Aged Accounts Receivable Schedule described in Section 5.2(a) and thereafter shall promptly, but in any event within three (3) Business Days of the delivery of the updated Aged Accounts Receivable Schedule, remit any such Current Accounts Receivable to the Buyer.

(c) Buyer hereby agrees that, from and after the Closing, Buyer will hold in trust for the Sellers and then promptly, but, in any event, within three (3) Business Days of receipt thereof transfer and deliver to the Sellers, from time to time as and when received by them, any cash, checks with appropriate endorsements (using its best efforts not to convert such checks into cash), or other property with respect to the Excluded Business that it may receive on or after the Closing which properly belongs to the Sellers, including any amounts received with respect to any Aged Accounts Receivable but excluding any amounts received with respect to any Current Accounts Receivable, and will account to the Buyer for all such receipts; provided, that, if Buyer is unable to determine if an account receivable is an Aged Account Receivable or Current Account Receivable due to the possibility that there may be a Comingled Account Receivable, Buyer shall continue to hold such account receivable in trust until the timely delivery of the Aged Accounts Receivable Schedule described in Section 5.2(a) and thereafter shall promptly, but in any event within three (3) Business Days of the delivery of the updated Aged Accounts Receivable Schedule, remit any such Aged Accounts Receivable to the Sellers.

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(d) From and after the Closing, the Buyer shall have the right and authority to endorse without recourse the name of any Seller on any check or any other evidences of indebtedness received by Buyer on account of the Acquired Assets transferred hereunder and/or first accruing after the Closing as a result of the operation of the Business from and after the Closing (but excluding any Excluded Assets).

(e) The Parties agree to cooperate with each other and to provide each other with all information and documentation reasonably necessary to permit the preparation and filing of all federal, foreign, international, state, provincial, local, and other Tax Returns and Tax elections with respect to the Business; and

(f) The Sellers shall provide all necessary cooperation to the Buyer with respect to any notices, consents or approvals required to be made with, or obtained from, any Governmental Entity or any other party.

(g) If at any time within twelve (12) months following the Closing, any Seller or any of its Affiliates identifies any asset or Contract used in the Business, excluding for the avoidance of doubt any employees of any Seller or any of its Affiliates other than Business Employees that should have been transferred to the Buyer as an Acquired Asset pursuant to this Agreement that was not so transferred, the Sellers shall use commercially reasonable efforts to (x) transfer all right, title and interest in such asset or Contract to the Buyer for no additional consideration and (y) hold the right, title and interest in and to such asset or Contract in trust for, and for the benefit of, and at the direction of, the applicable transferee until such time as such transfer is completed and during such time shall use such asset or Contract solely for the benefit of, and at the direction of, the applicable transferee.

5.3 Confidentiality.

(a) Each of the Sellers, on behalf of themselves and their Affiliates, hereby agrees that such Seller and its Affiliates shall keep confidential all Confidential Information and shall use no less than the same degree of care such Seller uses to protect such Seller’s own Confidential Information to protect any Confidential Information in such Seller’s possession against disclosure to third parties. Each of the Sellers acknowledges that the Buyer and its Affiliates may be irreparably damaged if the Confidential Information and information possessed or hereafter acquired by the Sellers relating to the Business or the Buyer (including the terms of this Agreement, the terms of any of the Ancillary Documents, any financial information, dollar figures or other numbers associated with the transactions contemplated hereby and all other information regarding the financial condition, results of operations and prospects, and customer and supplier lists, pricing and terms relating to the Business) (the “Other Confidential Information”) were disclosed to or utilized on behalf of others. Accordingly, each of the Sellers shall not, and shall cause its respective officers, shareholders, directors and Affiliates not to (a) divulge any Confidential Information or Other Confidential Information to third parties or (b) use or permit to be used any Confidential Information or Other Confidential Information for his, her, or its own benefit (other than for the benefit of the Buyer or its Affiliates as permitted by the Employment Offer Letters). If any of the Sellers is requested or required by legal process (such as by oral question or request for information or documents in any legal Proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information or Other Confidential Information, such Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek (at the sole expense of the Buyer) an appropriate protective order or waive compliance with the provisions of this Section 5.3(a). If, in the absence of a protective order or the receipt of a waiver hereunder, such Seller is, on the advice of counsel, compelled to disclose any Confidential Information or Other Confidential Information to any tribunal or pursuant to any such legal process (such as by oral question or request for information or documents in any legal Proceeding, interrogatory, subpoena, civil investigative demand, or similar process), such Seller may disclose such Confidential Information or Other Confidential Information to the tribunal; provided, however, that such Seller shall use its best efforts to obtain, at the request and sole expense of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information or Other Confidential Information required to be disclosed as the Buyer shall designate. Notwithstanding the foregoing, nothing in this Section 5.3(a) shall delay any required filing or other disclosure with the U.S. Securities and Exchange Commission or any other Governmental Entity or otherwise hinder either ACCESS’s ability to timely comply with all Laws or rules and regulations of the U.S. Securities and Exchange Commission or any other Governmental Entity including with respect to any public announcement, regulatory filing, statement or comment made in order to comply with applicable Laws or rules of the U.S. Securities and Exchange Commission or any other Governmental Entity in the reasonable judgment of ACCESS.

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(b) Upon the Closing, any and all confidentiality, non-disclosure or other similar agreements entered into by the Buyer and the Sellers prior to the date hereof in connection with the Sellers and/or the Business shall be hereby rendered null and void and shall cease to be of any further force or effect except that the Buyer shall continue to be subject to the confidentiality terms and conditions of that certain Confidentiality and Non-Disclosure between an Affiliate of the Buyer and ACCESS dated October 25, 2024 with respect to confidential information (as defined therein) disclosed by the Sellers and each of Sellers’ Affiliates to the Buyer and/or its Affiliates in connection with the Sale Transaction.

5.4 Broker’s Fees. Each Party shall be responsible for, and shall hold each of the other Parties harmless against, any fees or commissions for which any such Party is liable to any broker, finder or agent (except to the extent such broker, finder or agent is retained by the other Party) with respect to the transactions contemplated by this Agreement (including brokers engaged by any of the Sellers prior to the Closing).

5.5 Restrictive Covenants - Non-Compete; Non-Solicitation; Non-Hire. Each of the Sellers hereby agrees, in consideration of the payment of the Purchase Price and other good and valuable consideration, as follows:

(a) Each of the Sellers hereby acknowledges that in the course of such Seller’s engagement in the Business, each Seller has become familiar with Trade Secrets and with other Confidential Information concerning the Business. During the Restricted Period, none of the Sellers shall, and each of the Sellers shall use such Seller’s best efforts to cause such Seller’s respective Affiliates and Related Persons not to, directly or indirectly, own, manage, control, participate in, consult with, render services for, or in any manner engage in or represent any business within any Restricted Territory that is competitive with the Business as conducted as of the Closing Date (together with any additional business as to which, within the five (5) year period prior to the Closing Date, any Seller has devoted the Acquired Assets). As used in this Agreement, the term “Restricted Territory” means every state in the United States in which the Sellers conduct or have conducted the Business as of the date hereof.

(b) During the Restricted Period, none of the Sellers shall, directly or indirectly through another Person:

(i) induce or attempt to induce any Business Employee or other employee or independent contractor of the Business to leave the employ of, or engagement with, the Business or in any way interfere with the relationship between the Buyer, on the one hand, and any such employee or independent contractor thereof, on the other hand. Notwithstanding the foregoing, the prohibition on solicitation contained in this Section 5.5(b) does not include general solicitations made through job postings, websites, third party recruiters, etc., so long as such general solicitations do not directly or intentionally target any Business Employee or other known employee or independent contractor of the Business (provided that, for the avoidance of doubt, the exception in this clause (i) shall not be deemed to permit any hiring or retention that would otherwise violate Section 5.5(b)(ii)). Further, the Sellers’ use of outside accountants, legal counsel, tax advisors, financial advisors, or any other professional services providers (independent contractors in each case) with whom a Seller has an established relationship prior to the Closing will not be a violation of this Section 5.5(b)(i) if continued after the Closing;

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(ii) hire or engage any person who is a Business Employee or an employee or independent contractor of the Buyer until one (1) year after such individual’s resignation from employment or termination of contracting relationship with the Buyer and/or its Affiliates;

(iii) solicit, induce or attempt to solicit or induce any customer, vendor, supplier, licensee, agent, intermediary, or other business relation of the Business or the Buyer to cease or reduce doing business with the Buyer, or in any way interfere or attempt to interfere with the relationship between any such customer, vendor, supplier, licensee, agent, intermediary, or business relation, on the one hand, and the Buyer, on the other hand; or

(iv) accept, solicit or attempt to solicit orders for the provision of services which are similar to the services offered in the Business prior to the Closing Date (whether or not from current or prospective customers of the Sellers).

(c) If, at the time of enforcement of this Section 5.5, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area so as to protect the Buyer to the greatest extent possible under applicable Law from improper competition. The Parties hereto acknowledge that money damages would be an inadequate remedy for any breach of this Section 5.5 and that the Buyer would be irreparably damaged if the Sellers or any of their respective Affiliates or Related Persons were to breach the covenants set forth in this Section 5.5. Therefore, in the event of a breach or threatened breach of this Section 5.5, the Buyer, or its respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of this Section 5.5 or require the applicable breaching Seller or any of its respective Affiliates or Related Persons to account for and pay over to the Buyer all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of the covenants contained herein in this Section 5.5, if and when final judgment of a court of competent jurisdiction is so entered against the applicable breaching Seller or any of its respective Affiliates or Related Persons.

(d) Each of the Sellers understands that the foregoing restrictions may limit its ability to earn a livelihood in a business similar to the Business, but the Sellers nevertheless believe that they have received and will receive sufficient consideration and other benefits hereunder to clearly justify such restrictions which, in any event (given their education, skills and ability), the Sellers do not believe would prevent them from otherwise earning a living. Each of the Sellers agrees and acknowledges that (i) the Buyer is purchasing the Acquired Assets to enable the Buyer to engage in the Business as a going concern and that to accord the Buyer the full value of the Business it is acquiring, including the Confidential Information, Trade Secrets, assets, employees, customer contacts, referral sources, reputation, and goodwill of the Business, the Buyer has required that the Sellers make the covenants set forth in this Section 5.5 as a condition to the Buyer’s obligations to consummate the transactions contemplated hereby; (ii) the provisions of this Section 5.5 are reasonable and necessary to protect and preserve the Business; and (iii) the Sellers have been advised by their own independent counsel with regards to the provisions of this Section 5.5.

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5.6 Waiver and Release. Each of the Parties covenants and agrees as follows:

(a) Effective as of the Closing, each of the Sellers, on behalf of such Seller and each of such Sellers’ Affiliates (if any), will be deemed to have released and forever discharged the Buyer and each of its individual, joint or mutual, past, present and future subsidiaries, successors and assigns and any of their respective officers, directors, agents, counsel or advisors (individually, a “Buyer Releasee” and collectively, “Buyer Releasees”) from any and all claims, demands, proceedings, causes of action, orders, obligations, Contracts, agreements, debts and Liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at Law and in equity, which such Seller or any of such Seller’s Affiliates now have, have ever had or may hereafter have against the respective Buyer Releasees arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, including any rights to indemnification or reimbursement, whether pursuant to Fundamental Documents, contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date; provided, however, that nothing contained herein shall operate to release any obligations of the Buyer arising under this Agreement or the Ancillary Documents.

(b) Each of the Sellers hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any Proceeding of any kind against any Buyer Releasee, based upon any matter purported to be released hereby.

(c) Effective as of the Closing, the Buyer, on behalf of itself and the Buyer’s Affiliates (if any), will be deemed to have released and forever discharged the Sellers and each of the Sellers’ individual, joint or mutual, past, present and future subsidiaries, successors and assigns and any of their respective officers, directors, agents, counsel or advisors (individually, a “Sellers Releasee” and collectively, “Sellers Releasees”) from any and all claims, demands, proceedings, causes of action, orders, obligations, Contracts, agreements, debts and Liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at Law and in equity, which the Buyer or any of its Affiliates now have, have ever had or may hereafter have against the respective Sellers Releasees arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, including any rights to indemnification or reimbursement, whether pursuant to Fundamental Documents, contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date; provided, however, that nothing contained herein shall operate to release any obligations of the Sellers arising under this Agreement or the Ancillary Documents.

(d) The Buyer hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any Proceeding of any kind against any Seller Releasee, based upon any matter purported to be released hereby.

5.7 Tax Matters.

(a) The Buyer and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation, filing and audits of Tax Returns. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to the preparation and filing of any such Tax Return. No Seller shall be required to retain any Tax records older than seven years.

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(b) The Sellers shall pay all transfer, stamp (including documentary stamp taxes, if any) and other similar Taxes or governmental charges (the “Transfer Taxes”) with respect to the transactions herein contemplated. The Party on whom primary liability for such Transfer Tax is imposed by law shall properly file on a timely basis all necessary tax returns and other documentation with respect to any Transfer Tax, provided that where such return or other documentation is required to be filed on a joint basis, the Parties shall cooperate in the timely preparation and filing thereof. The Parties hereto shall also cooperate in providing the information required by any returns or other documentation relating to Transfer Taxes.

5.8 Employee Matters.

(a) On and as of the Closing Date, the Sellers shall take all actions necessary to terminate, or cause the termination of, each Business Employee, and the Sellers shall pay each such employee (i) all earned or accrued but unpaid commissions, including any pro rata portion commission that may be payable to any Business Employees for the time period commencing January 1, 2025 through the Closing Date (if any), (ii) a prorated annual bonus (based on the annual bonus paid in respect of the 2024 calendar year) to each employee, and (iii) all other sums due to them, including any severance payments and cash-out of accrued but unused paid time off through the close of business on the Closing Date and provide evidence of each of the foregoing reasonably satisfactory to the Buyer not later than five (5) Business Days following the date hereof, and for the avoidance of doubt, all such payments and all Liabilities relating to each of the foregoing shall constitute “Excluded Liabilities” hereunder. In connection with the Closing, the Buyer is offering employment to each Business Employee. The Sellers shall take all commercially reasonable steps necessary to accomplish and facilitate Buyer’s retention of such Hired Employees including waiving any non-competition, non-disclosure, non-solicitation or any similar restrictions with respect to the Business applicable to Buyer or such Business Employees (to the extent such restrictions have not transferred to Buyer pursuant to this Agreement). Each such employee that accepts employment with the Buyer is referred to herein as a “Hired Employee.” Any employment of the Hired Employees on and after the Closing Date will be “at will” and may be terminated by the Buyer or by such employee at any time for any reason (subject to any requirements under law or any terms set forth in any Employment Agreement). Unless otherwise set forth in any Employment Agreement, nothing in this Agreement shall be deemed to prevent or restrict in any way the right of the Buyer to terminate, reassign, promote or demote any of the Hired Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

(b) For the avoidance of doubt, the Sellers, jointly and severally, shall hold the Buyer harmless from and against all claims and continue to be responsible for and will discharge all obligations resulting from the termination of any Seller’s employees and/or independent contractors prior to the Closing Date, including severance pay, termination pay, notice of termination, damages for dismissal without serious cause, a claim for reinstatement and any and all benefits or claims, including wages, sick pay or vacation pay, overtime pay, pension/retirement benefits (statutory or otherwise) and bonus entitlement, accrued up to the Closing, and all such Liabilities shall constitute “Excluded Liabilities” hereunder. For the avoidance of doubt, the Buyer will not assume or continue, or have any responsibility or Liability to any employee or independent contractor of any Seller (whether or not such employee or independent contractor becomes and employee of the Buyer) under or with respect to, any Employee Benefit Plans of the Sellers, and all such Liabilities shall constitute “Excluded Liabilities” hereunder.

(c) The provisions of this Section 5.8 are solely for the benefit of the Parties and no employee or former employee or any other Person shall be regarded for any purpose as a third-party beneficiary of this Section 5.8 or have any cause of action or claim based on this Section 5.8. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Employee Benefit Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by the Sellers, the Buyer or any of their respective Affiliates, (ii) alter or limit the ability of the Sellers, the Buyer or any of their respective Affiliates, as applicable, to amend, modify or terminate any Employee Benefit Plan or (iii) confer upon any employee, former employee or any other Person any right to employment or continued employment, benefits or continued service with the Sellers, the Buyer or any of their respective Affiliates.

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5.9 Payment of Excluded Liabilities Each of the Sellers covenants, jointly and severally, to, after the Closing, promptly pay to the appropriate Person any Excluded Liabilities (i) which become due and payable after the Closing, or (ii) which were due and payable on the Closing Date. For the avoidance of doubt, if at Closing Buyer pays anything in respect of Seller Indebtedness or Transaction Expenses, in an amount that causes the Buyer to pay an amount that is greater than the Purchase Price minus the Indemnity Holdback Amount (“Obligations”), such Obligations shall be repaid by Sellers or, at the option of Buyer, Buyer may set off and apply any amounts at any time held by Buyer or its Affiliates on behalf of the Sellers or payable to Sellers by Buyer or its Affiliates (including, for the avoidance of doubt, the Indemnity Holdback Amount), or any and all monetary obligations at any time owing by the Buyer or any of its Affiliates to Sellers (including, for the avoidance of doubt, any amounts owed under the Transition Services Agreement), against any or all of such unpaid Obligations. If the remedies described above are insufficient to satisfy in full the unpaid Obligations of Sellers, then Buyer may take such additional actions as may be necessary to obtain recovery from any Seller (subject to any limitations in Section 6.3).

5.10 Third Party Consents In the event that the Sellers have not obtained any required consent of a third party or Governmental Entity otherwise necessary to transfer any of the Acquired Assets to the Buyer, the Sellers shall, in addition to any obligation in Section 1.5, use their commercially reasonable efforts and cooperate with the Buyer to obtain any such consents as promptly as practicable following the Closing.

5.11 Use of Name The Parties hereto acknowledge that, after the Closing, the Buyer may operate certain transfer agent services under the name “Direct Transfer” and/or variations thereof pursuant to the Transition Services Agreement. From and after the later of (i) the termination of all services under the Transition Services Agreement or (ii) the date that is twelve (12) months from the Closing Date, the Sellers shall not (nor shall any of their respective successors or Affiliates), directly or indirectly, thereafter use as a trade name or corporate name any variation of “Direct Transfer” or any derivation thereof in connection with any business or activity that is competitive with the businesses, products and/or services of the Business, and Direct Transfer shall take all steps necessary to permanently change its entity name to any name that does not contain the words “Direct Transfer” or any variations that are confusingly similar. in each case, within sixty (60) days. Notwithstanding the foregoing, following such name change filings having been effected, Sellers may continue to reference the former name of Direct Transfer, if reasonably necessary for reference purposes in Tax, regulatory or other administrative filings or correspondence with Governmental Entities and other third parties.

5.12 Interwest Dissolution. Within five (5) Business Days of the Closing Date, the Seller shall provide the Buyer evidence that the Sellers have completed the dissolution and liquidation of Interwest Transfer Company, Inc., a Utah corporation, including all required regulatory or other administrative filings or correspondence with Governmental Entities and other third parties.

ARTICLE VI.

SURVIVAL, INDEMNIFICATION AND OTHER MATTERS

6.1 Sellers’ Indemnification. From and after the Closing, the Sellers shall, jointly and severally, indemnify, defend and hold harmless the Buyer Group against any Adverse Consequences that any member of the Buyer Group may suffer, sustain or become subject to as the result of, or arising from or in connection with:

(a) Excluded Liabilities;

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(b) the breach by any Seller of any representation or warranty contained in Article III hereof or in any other Ancillary Document or in any exhibit, schedule or attachment thereto or in any certificate delivered by a Seller in connection therewith;

(c) the matters set forth on Schedule 6.1(c); and

(d) the breach or failure by any Seller to perform any covenant or obligation of such Person contained in this Agreement, including in Article V.

6.2 Buyer’s Indemnification. From and after the Closing, the Buyer shall indemnify, defend and hold harmless the Seller Group against any Adverse Consequences which they may suffer, sustain or become subject to as the result of, arising from or in connection with:

(a) Assumed Liabilities;

(b) the breach of any representation, warranty, covenant or agreement by the Buyer contained in this Agreement, any other Ancillary Document or in any exhibit, schedule or attachment hereto or thereto or in any certificate delivered by the Buyer in connection herewith or therewith; and

(c) the breach or failure by the Buyer to perform any covenant or obligation of the Buyer contained in this Agreement, including in Article V.

6.3 Survival; Caps; Basket.

(a) Survival. The obligations to indemnify, defend and hold harmless a Party hereto in respect of a matter set forth in this Article VI will terminate on the applicable survival termination dates set forth in the table below (unless a Party has made a claim for indemnification pursuant to and in accordance with this Article VI prior to any such termination date, as applicable). The survival of any obligations with respect to Section 6.1 or Section 6.2 shall survive as long as the underlying obligation that gave rise to such obligation survives hereunder. If a Party has made a proper claim for indemnification prior to such termination date, then such claim, if then unresolved, will not be extinguished by the passage of the deadlines set forth in the table below.

Category	Basket	Applicable Cap	Source(s) of Recovery	Survival
Excluded Liabilities	None.	None.	The Sellers, jointly and severally.	Indefinite.

Section 3.1 (Organization, Authority and Power);

Section 3.2 (No Violation; Consents);

Section 3.4 (Tax Matters);

Section 3.11(a) (Title to Properties; Sufficiency and Condition of Assets);

Section 3.15 (Employee Benefit Plans)

and/or

Section 3.18 (Brokers)

(collectively, “Core Representations”)

	None.	Purchase Price.	First, the Indemnity Holdback Amount; and Second, to the extent that the Indemnity Holdback Amount is unavailable or otherwise exhausted, the Sellers, jointly and severally.

Sixty (60) days following the expiration of any statute of limitations applicable thereto or applicable to Third Party Claims which may arise related to the subject matter thereof (together with any extensions or waivers of any such statute of limitations).

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Category	Basket	Applicable Cap	Source(s) of Recovery	Survival
The matters set forth on Schedule 6.1(c)	None.	Purchase Price.	First, the Indemnity Holdback Amount; and Second, to the extent that the Indemnity Holdback Amount is unavailable or otherwise exhausted, the Sellers, jointly and severally.

Sixty (60) days following the expiration of any statute of limitations applicable thereto or applicable to Third Party Claims which may arise related to the subject matter thereof (together with any extensions or waivers of any such statute of limitations).

The representations and warranties set forth in Article IV	None.	Purchase Price.	Buyer.

Sixty (60) days following the expiration of any statute of limitations applicable thereto or applicable to Third Party Claims which may arise related to the subject matter thereof (together with any extensions or waivers of any such statute of limitations).

All other representations and warranties in Article III	$25,000	The Indemnity Holdback Amount.	The Indemnity Holdback Amount.	12 months following the Closing Date.

All covenants and agreements of the Parties contained herein shall survive the Closing for the lesser of indefinitely or for the period explicitly specified in Section 6.3(a). Notwithstanding anything to the contrary contained herein, in no event shall any otherwise applicable survival periods, Basket and/or Cap set forth herein apply with respect to Fraud by the Indemnifying Party. In the event notice of any claim for indemnification under Sections 6.1 or 6.2 shall have been given within the applicable survival period, the matters that are the subject of such indemnification claim shall survive until such times as such claim is finally resolved.

(b) Caps. Notwithstanding anything to the contrary contained herein, the maximum liability for each party hereto under Sections 6.1 or 6.2 (in each case, a “Cap”), as applicable, shall be as set forth in the table in Section 6.3(a).

(c) Tipping Basket. The Sellers shall not be liable for indemnification under Sections 6.1(b) until the aggregate amount of all Adverse Consequences in respect of the applicable obligation to indemnify exceeds any applicable basket amount set forth in the table in Section 6.3(a) (in each case, the “Basket”), at which point, the Sellers shall be liable for Adverse Consequences beginning from the first dollar of all Adverse Consequences, subject to the applicable Cap provided for in the table in Section 6.3(a). For the avoidance of doubt, in no event shall the Basket apply with respect to Excluded Liabilities, Core Representations or Fraud.

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(d) Buyer Knowledge. No right of the Buyer Group for indemnification hereunder shall be affected by any examination made for or on behalf of the Buyer, the knowledge of any of the officers, directors, managers, stockholders, employees or agents of the Buyer, or the acceptance by the Buyer of any certificate or opinion. No right of the Buyer Group for indemnification of Adverse Consequences hereunder shall be adversely affected by the failure of any member of the Buyer Group to disclose to the Sellers the possibility of such Adverse Consequences and/or the inability of the Sellers to reasonably foresee the possibility of the Buyer Group’s incurring such Adverse Consequences as a consequence of a breach by the Sellers hereof.

(e) Subrogation; Waiver. Each Seller hereby waives any claim against the Buyer Group, whether for contribution, indemnification or otherwise, with respect to any payment that such Seller is obliged to make (or, except for limitations in this Section 6.3, would have been obliged to make) pursuant to this Article VI or otherwise. The Sellers have no subrogation rights arising hereunder.

(f) Double Materiality Scrape. For purposes of determining both whether an actual breach of any representation or warranty referenced in Section 6.1 has occurred as well as the amount of any Adverse Consequences to which the Buyer Group is entitled pursuant to Section 6.1, the existence and amount of such Adverse Consequences will be determined without regard for any “materiality” qualifiers, such as “in all material respects,” “material” and “Material Adverse Effect.”

6.4 Indemnification Procedures.

(a) If a party entitled to indemnification under this Article VI (the “Indemnified Party”) seeks to make an indemnification claim against another party to this Agreement (the “Indemnifying Party”), it shall submit a claim notice to such Indemnifying Party in writing. Such written claim notice must include reasonable detail (including a description of the claim, the amount thereof (if known and quantifiable) and the basis thereof and the provisions of this Article VI upon which such claim for indemnification is made).

(b) If any Governmental Entity or other third party shall notify the Indemnified Party with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against the Indemnifying Party under Sections 6.1 or 6.2 then the Indemnified Party shall notify each Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is materially prejudiced by the delay.

(c) Solely with respect to a Third Party Claim (and not with respect to any other claim for indemnification against the Indemnifying Party under Section 6.1 or 6.2):

(i) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice (or counsel selected by any insurer providing defense) reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim (or if a Governmental Entity prescribes a shorter period, then the seven (7) days prior to the due date within which a response to the notice is required) that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences that the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief (unless any insurer providing defense also is defending such claims for equitable relief to the good faith reasonable satisfaction of the Indemnified Party), (C) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (D) the Indemnifying Party conducts the defense of the Third Party Claim at its own out-of-pocket cost actively and diligently.

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(ii) The Indemnified Party may participate in the defense of such claim with co-counsel of its choice to the extent that the Indemnified Party believes in its sole discretion that such matter shall affect its ongoing business; provided, however, that the fees and expenses of the Indemnified Party’s counsel shall be at the expense of the Indemnified Party unless (A) the Indemnifying Party has agreed in writing to pay such fees and expenses, (B) the Indemnifying Party has failed to (or is not entitled to) assume the defense and employ counsel as provided herein or (C) a claim shall have been brought or asserted against the Indemnifying Party as well as the Indemnified Party, and such Indemnified Party shall have been advised by counsel that there may be one or more factual or legal defenses available to it that are in conflict with those available to the Indemnifying Party, in which case such co-counsel shall be at the expense of the Indemnifying Party; provided, further, that the Indemnifying Party will not be required to pay the fees and expenses of more than one separate principal counsel (and any appropriate local counsel) for all Indemnified Parties.

(d) Subject only to the rights of the Sellers under this Article VI the Indemnified Party, if applicable, shall defend against any Third Party Claim in any manner that they reasonably may deem appropriate and may consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to such Third Party Claim with the consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned, or delayed. If the Indemnifying Party elects not to compromise or defend, or is not, or ceases to be, entitled to defend, a Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, then the Indemnified Party may pay, compromise or defend such Third Party Claim and seek indemnification for any and all Adverse Consequences based upon, arising from or relating to such Third Party Claim without such consent contemplated by the foregoing sentence (but subject to the other limitations in this Section 6.4(e)). The Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the reasonable costs of defending against such Third Party Claim (including reasonable attorneys’ fees and expenses), and the Indemnifying Party shall remain responsible for any Adverse Consequences that the Indemnified Party may suffer to the extent resulting from, arising out of, relating to, or caused by the Third Party Claim to the fullest extent provided herein.

(e) The Sellers, on the one hand, and the Buyer, on the other hand, shall reasonably cooperate with each other in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(f) If a member of the Buyer Group’s notice of indemnification does not relate to a Third Party Claim, the Indemnifying Party shall have sixty (60) days after receipt of such notice to object to the subject matter and the amount of the claim for indemnification set forth in such notice by delivering written notice thereof to the Indemnified Party. If the Indemnifying Party does not so object within such 60-day period, it shall be conclusively deemed to have agreed to the matters set forth in such notice of indemnification. If the Indemnifying Party sends notice to the Indemnified Party objecting to the matters set forth in such notice of indemnification, the Parties shall use commercially reasonable efforts to settle such claim for indemnification. If the Parties are unable to settle such dispute within a reasonable period of time, then the Indemnified Party shall be entitled to seek resolution of the dispute by initiating litigation in accordance with this Agreement.

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(g) If the Indemnifying Party shall have assumed, and is entitled to continue, the defense of a Third Party Claim on the basis permitted in this Section 6.4, then the Indemnifying Party may enter into any settlement of such Third Party Claim without the consent of the Indemnified Party; provided that the prior written consent of the Indemnified Party, in its sole discretion, shall be required (i) if such settlement is not limited to money damages paid in full solely by the Indemnifying Party and/or if, pursuant to or as a result of such settlement, injunctive or other equitable relief would be imposed against any Indemnified Party, (ii) if such settlement does not expressly and unconditionally release any Indemnified Party from all liabilities and obligations with respect to such claim, without prejudice, (iii) if such settlement is not confidential or (iv) if such settlement includes an admission of liability by any Indemnified Party

(h) Notwithstanding the foregoing, the indemnification provisions of this Article VI do not limit any other potential remedies of (A) any Party with respect to Fraud, (B) any Party’s ability to seek specific performance or injunctive or injunctive relief, or (C) a Party’s remedies with respect to a breach of a covenant to be performed after the Closing.

6.5 Holdback; Reasonable Reserves for Disputed Claims.

(a) The Parties agree that the Indemnity Holdback Amount shall be retained for the Holdback Period from the by the Buyer to satisfy potential indemnification claims by the Buyer Group as an Indemnified Party pursuant to this Article VI (in such capacity, a “Buyer Indemnified Party”). The Buyer shall be entitled, subject to the limitations set forth in this Article VI, to offset any claim for indemnity made pursuant to Section 6.1 against the Indemnity Holdback Amount (each such amount so offset being referred to herein as a “Claimed Amount”). If any Claimed Amount is resolved in favor of the Sellers by mutual agreement or otherwise, or if the amount withheld exceeds the amount ultimately payable to a Buyer Indemnified Party in respect of such Claimed Amount, the Buyer shall either (i) if such resolution occurs prior to the end of the Holdback Period, return such amount to the Holdback Account or (ii) if such resolution occurs thereafter, treat such amount as a Retained Amount in accordance with Section 6.5(b) below. No later than five (5) Business Days after the end of the Holdback Period, the Buyer shall pay and distribute to the Sellers all of the funds then remaining in the Indemnity Holdback Account, unless, in each case, any outstanding claim for indemnification under Section 6.1 is still pending and unresolved, in which case an amount of the Indemnity Holdback Amount representing a reasonable quantification of the amount of indemnifiable Adverse Consequences relating to any pending and unresolved claim for indemnification under Section 6.1 will be retained by the Buyer (the “Retained Amount”), and the balance paid to the Sellers. Any Retained Amount shall remain in the Indemnity Holdback Account until released to a Buyer Indemnified Party (or its designee) in satisfaction of an outstanding claim or to the Sellers pursuant to Section 6.5(b) below.

(b) Release of Retained Amount to the Sellers. If, following the end of the Holdback Period, after final resolution and payment of each outstanding claim for indemnification, any Retained Amount remains in the Indemnity Holdback Account, no later than five (5) Business Days after the date of such final resolution and payment, the Buyer shall pay and distribute to the Sellers all of the funds then remaining in the Indemnity Holdback Account (inclusive of any unpaid interest earned on such amount).

(c) Treatment of Indemnity Holdback Amount. Until the date or dates on which any portion of the Indemnity Holdback Amount is actually paid to the Sellers, such portion of the Indemnity Holdback Amount retained in the Indemnity Holdback Account shall be treated for all Tax purposes as not having been received (actually or constructively) by the Sellers. Purchaser and the Sellers agree to file all Tax returns in a manner consistent with the foregoing

6.6 Tax Treatment of Indemnification Payments. Any payment required to be made pursuant to this Article VI shall be treated as an adjustment to the Purchase Price.

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ARTICLE VII.

MISCELLANEOUS

7.1 No Third Party Beneficiaries. Except for the provisions of Article VI (which are intended to be for the benefit of the Persons expressly covered thereby and which provisions may be enforced by such Persons) are not intended to confer upon any Person other than the Parties (including their respective successors and permitted assigns, personal representatives, heirs and estates, as the case may be) any rights or remedies.

7.2 Entire Agreement. This Agreement (including the Exhibits hereto), taken together with the Schedule and the Ancillary Documents referred to herein constitute the entire agreement among the Parties and supersede any prior correspondence or documents evidencing negotiations between the Parties, whether written or oral, and all understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter of this Agreement or any Ancillary Document, including the Letter Agreement, dated November 13, 2024, between the Buyer and ACCESS, and except as explicitly set forth in Section 5.3(b) of this Agreement.

7.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns and heirs. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that the Buyer, without the need for further consent from any Seller, may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates; (ii) designate one or more of its Affiliates to perform its obligations hereunder; (iii) assign any or all of its rights hereunder in connection with a sale of all or substantially all of the Business (whether by merger, sale of stock or assets, recapitalization or otherwise); and/or (iv) assign its rights hereunder to any lenders or financing sources which provides financing to the Buyer or any of its Affiliates, provided that in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of their respective obligations hereunder.

7.4 Counterparts; Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement and each of the Ancillary Documents may be executed electronically (including by .pdf or similar format) and transmitted by electronic mail, and an electronically transmitted copy of this Agreement or any Ancillary Document shall be treated as an original signature for all purposes under applicable Law, including for admission into evidence in any legal Proceeding.

7.5 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

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7.6 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given when delivered personally to the recipient on a Business Day prior to 5:00 P.M. local time, otherwise on the next Business Day, transmitted by electronic mail to the intended recipient on a Business Day prior to 5:00 P.M. local time, otherwise on the next Business Day at the email address set forth therefor below (with electronic confirmation of receipt and hard copy to follow), or one (1) Business Day after deposit with a nationally recognized overnight delivery service for overnight delivery (receipt requested) and addressed to the intended recipient as set forth below:

If to the Buyer, to:

c/o Equiniti Trust Company, LLC

48 Wall Street, 23rd Floor

New York, NY 10005

Attention: David Becker

E-mail: [●]

with a copy (which shall not constitute notice) to:

Finn Dixon & Herling LLP

Six Landmark Square

Stamford, Connecticut 06901

Attention: Jared S. Dinkes, Esq.

Email: jdinkes@fdh.com

If to the Sellers:

ACCESS Newswire Inc. (f/k/a Issuer Direct Corporation)

One Glenwood Drive, Suite 1001

Raleigh, North Carolina 27603

Attention: Brian R. Balbirnie

Email: brianb@accessnewswire.com

with a copy (which shall not constitute notice) to:

Quick Law Group PC

1035 Pearl Street, Suite 403

Boulder, Colorado 80302

Attention: Jeffrey M. Quick, Esq.

Email: jquick@quicklawgroup.com

Any Person may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

7.7 Governing Law. This Agreement will be governed by and construed in accordance with the Laws of the State of Delaware without regard to conflicts of laws principles that would require the application of the Law of any other jurisdiction, and the obligations, rights and remedies of the Parties under this Agreement shall be determined in accordance with such Law.

7.8 Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

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7.9 Incorporation of Exhibits and Schedules; Disclosure. The Exhibits, Schedules and other attachments identified in this Agreement are part of this Agreement as if set forth in full herein. If and to the extent any information required to be furnished in any Schedule is contained in this Agreement or in any other Schedule, such information shall be deemed to be included in all of the Schedules in which the information would otherwise be required to be included if it would be reasonably apparent from the information disclosed in the concerned Schedule that such information also qualifies other Schedules. The inclusion of any information in any Schedule shall not be deemed to be an admission or acknowledgment that such information is material or outside the Ordinary Course of Business.

7.10 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The word “including” shall mean including without limitation. Disclosure in a particular Schedule hereto shall be deemed to adequately disclose an exception to another representation or warranty made herein if the relevance of the disclosure to the other Schedule is reasonably apparent on its face. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed to adequately disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). If any payment is required to be made or other action is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be made or taken on the next Business Day. Any reference in this Agreement to any statute or any section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or section as amended, restated or re-enacted from time to time. Except as otherwise expressly set forth herein, all references to “dollars” or “$” in this Agreement shall mean United States Dollars. The term “made available” shall mean that the Seller has posted a true and correct copy of the relevant document or other item to the Onehub virtual data room titled “ID - Compliance” no later than three (3) Business Days prior to the Closing.

7.11 Independence of Covenants and Representations and Warranties. All covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.

7.12 Remedies. Except as otherwise provided herein or in the Ancillary

Documents, the Parties shall each have and retain all other rights and remedies existing in their favor at law or equity, including any actions for specific performance and/or injunctive or other equitable relief to enforce or prevent any violations of the provisions of this Agreement.

7.13 Knowledge of the Sellers. Whenever any statement herein or in any schedule, exhibit, certificate or other document delivered to any Party pursuant to this Agreement is made “to the Knowledge of the Sellers,” or containing words of similar intent or effect, such phrase will be deemed to mean the actual knowledge of Brian Balbirnie, Steve Knerr and James Michael, assuming reasonable inquiry of such person’s direct reports, as applicable.

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7.14 Severability. It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn or otherwise modified so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn or modified, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

7.15 Waiver of Jury Trial. NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF A PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER AGREEMENTS OR THE DEALINGS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HERETO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY HERETO THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

7.16 Jurisdiction and Venue; Service of Process; Equitable Remedies.

(a) Each of the Parties hereby irrevocably and unconditionally submits, for itself or himself and his, her or its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court declines jurisdiction, any Delaware State court or federal court of the United States of America sitting in the State of Delaware) and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the Parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, any such Delaware State court or, to the extent permitted by Law, in such federal court. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party agrees not to commence a claim or proceeding hereunder in a court other than the Court of Chancery of the State of Delaware (or, if such court declines jurisdiction, a Delaware State court or federal court located in the State of Delaware), except (i) if required as a mandatory counterclaim or cross-claim in a proceeding commenced by the other Party in a jurisdiction other than Delaware, (ii) if such Party has first brought such claim or proceeding in the Court of Chancery of the State of Delaware and/or such state or federal court located in the State of Delaware, as applicable, and each of the Court of Chancery of the State of Delaware, the Delaware State courts and the federal courts located in the State of Delaware has denied jurisdiction over such claim or proceeding or (iii) for actions brought by the Parties to enforce the Covenants or enjoin breaches thereof.

(b) Each of the Parties irrevocably and unconditionally waives, to the fullest extent he, she or it may legally and effectively do so, any objection that he, she or it may now or hereafter have to the laying of venue of any suit, action or Proceeding arising out of or relating to the Agreement in any Delaware State court or federal court sitting in the State of Delaware. Each of the Parties irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or Proceeding in any such court.

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(c) Specific Performance. Notwithstanding anything to the contrary contained in this Agreement, if any Party breaches, or threatens to commit a breach of, any covenant in this Agreement or in any Ancillary Document (the “Covenants”) for which the Parties hereto acknowledge that money damages may not be an adequate remedy for any breach thereof, the Sellers and the Buyer shall have the right and remedy to seek from any court of competent jurisdiction specific performance of the Covenants or injunctive relief against any act which would violate any of the Covenants, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to the Sellers, the Buyer and their subsidiaries and Affiliates and that money damages may not provide an adequate remedy to the Sellers, the Buyer and their subsidiaries and Affiliates, and it being further acknowledged that such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Sellers, the Buyer and their subsidiaries and Affiliates under law or in equity.

7.17 Enforceability in Jurisdictions. The Parties intend to and hereby confer jurisdiction to enforce the Covenants upon the courts of any jurisdiction within the geographical scope of such Covenants (and not just the courts located in Delaware). If the courts of any one or more of such jurisdictions hold the Covenants wholly or partially invalid or unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Parties that such determination not bar or in any way affect the right of the Buyer and/or the Sellers to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Covenants, as to breaches of such Covenants in such other respective jurisdictions, such Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants; provided, that the enforcement of any breach or alleged breach of a Covenant shall take place in the jurisdiction where such breach or alleged breach took place or was alleged to have taken place.

7.18 Enforcement. The provisions of this Agreement may be enforced by any court of competent jurisdiction, and the Party prevailing in such action shall be entitled to an award of all costs, fees and expenses, including reasonable attorneys’ fees and expenses to be paid by the Party against whom enforcement is ordered.

7.19 Public Announcements. Each of the Sellers and the Buyer agree that they and their respective Affiliates shall not issue any public report, press release or otherwise make any public statement or respond to any media inquiry with respect to this Agreement or the transactions contemplated hereby without the prior approval of the Buyer and the Sellers, which shall not be unreasonably withheld or delayed, except as may be required by applicable Law, in which case such Party shall coordinate and consult with the other Party with respect to the timing, basis, scope and content before issuing any such statement or press release; provided that the immediately preceding obligations to coordinate and consult with the other Party shall apply equally to any public report, statement or press release required by applicable Law to be made after the Closing Date in connection with the Sale Transaction, it being understood that to the extent any disclosure is substantially consistent with disclosure that has been previously been reviewed by the other Party, such disclosure shall not require further review. For the avoidance of doubt, nothing in this Section 7.19 shall delay any required filing or other disclosure with the U.S. Securities and Exchange Commission or any other Governmental Entity or otherwise hinder either ACCESS’s ability to timely comply with all Laws or rules and regulations of the U.S. Securities and Exchange Commission or any other Governmental Entity including with respect to any public announcement, regulatory filing, statement or comment made in order to comply with applicable Laws or rules of the U.S. Securities and Exchange Commission or any other Governmental Entity in the reasonable judgment of ACCESS.

7.20 Related Party Transactions. Each of the Sellers hereby agrees, on behalf of itself and any of its respective controlled Affiliates, that effective as of the Closing, the contracts and/or arrangements listed on Schedule 7.21 hereto shall terminate, be of no further force and effect without any further action of any party and the Sellers shall not have any claim thereunder. Each Seller shall take, and shall cause its respective controlled Affiliates to take, all actions necessary or proper to effectuate such terminations.

[Remainder of page intentionally left blank.  Signature page follows.]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

BUYER:

EQUINITI TRUST COMPANY, LLC

By:	/s/ Joanne Palmer
Name: Joanne Palmer
Title: Chief Executive Officer

S-1

ACCESS:

ACCESS NEWSWIRE INC.
(f/k/a Issuer Direct Corporation)

By:	/s/ Brian R. Balbirnie
Name: Brian R. Balbirnie
Title: Chief Executive Officer

DIRECT TRANSFER:

DIRECT TRANSFER, LLC

By:	/s/ Brian R. Balbirnie
Name: Brian R. Balbirnie
Title: Chief Executive Officer

S-2

APPENDIX I

“ACCESS” has the meaning set forth in the preamble to this Agreement.

“ACCESS Assets” has the meaning set forth in the recitals to this Agreement.

“ACCESS Assets Consideration” has the meaning set forth in Section 2.1(b)(i).

“Accounting Principles” means GAAP, subject to the deviations from GAAP set forth in Schedule 3.3(b), applied in a manner consistent with the Financial Statements (it being understood that GAAP shall control if the Financial Statements did not comply with GAAP apart from the deviations from GAAP as set forth in Schedule 3.3(b)).

“Accounts Receivable” has the meaning set forth in Section 3.22.

“Acquired Assets” has the meaning set forth in Schedule 1.1.

“Adjusted Purchase Price” has the meaning set forth in Section 2.5(e)(i).

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, reasonably foreseeable consequential damages and all costs, expenses, and fees incurred in connection with any such matter, including court costs, reasonable attorneys’ fees and expenses (whether such attorneys’ fees and expenses arise out of a dispute or claim among the Parties or out of a dispute involving third parties), interest expense (including pre-judgment interest) and expenses and costs of investigation, but specifically excluding speculative, remote, or punitive damages (in each case, unless payable to a third party).

“Affiliate” has the meaning set forth in Rule 12b 2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Aged Accounts Payable Schedule” has the meaning set forth in Section 3.22(b).

“Aged Accounts Receivable” means any Accounts Receivable which, as set forth in the aging report attached to Schedule 3.22(a) or the Accounts Receivable Schedule delivered pursuant to Section 5.2(a), originated (including by issuance of an invoice) prior to December 1, 2024, excluding Comingled Accounts Receivable.

“Aged Accounts Receivable Schedule” has the meaning set forth in Section 3.22(a).

 “Agreement” means this Asset Purchase Agreement (including the Exhibits and Schedules), and all amendments to this Agreement made in accordance with Section 7.8.

“Ancillary Documents” means the Bill of Sale, the Transition Services Agreement, the Letter Agreement, and the Employment Offer Letters.

“Anti-Bribery Laws” means the Foreign Corrupt Practices Act, the Anti-Kickback Act of 1986, the False Claims Act, the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and all legislation implementing such convention, and all other anti-bribery and anti-corruption Laws or conventions.

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“Assumed Liabilities” has the meaning set forth in Schedule 1.3.

“Balance Sheet Date” has the meaning set forth in Section 3.3(a)(ii).

“Basket” has the meaning set forth in Section 6.3(c).

“Bill of Sale” has the meaning set forth in Section 2.4(b)(iii).

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Employees” has the meaning set forth in Section 3.14(c).

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the State of North Carolina or the city of New York, New York.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Group” means the Buyer and its respective Affiliates, and each of their respective direct or indirect successors, assigns, officers, directors, managers, agents, equityholders and employees.

“Buyer Indemnified Party” has the meaning set forth in Section 6.5(a).

“Buyer Releasee” has the meaning set forth in Section 5.6(a).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020 and including any regulations promulgated thereunder or other guidance issued by the IRS in respect thereto.

“Cash Closing Payment” has the meaning set forth in Section 2.1(b).

“Claimed Amount” has the meaning set forth in Section 6.5(a).

 “Closing” has the meaning set forth in Section 2.4(a).

 “Closing Date” has the meaning set forth in Section 2.4(a).

“Closing Statement” has the meaning set forth in Section 2.3.

“Comingled Accounts Receivable” means, with respect to any particular third party, all Accounts Receivable for such third party, whether or not set forth in the aging report attached to Schedule 3.22(a) or the Accounts Receivable Schedule delivered pursuant to Section 5.2(a), where a portion of such Accounts Receivable originated (including by issuance of an invoice) prior to December 1, 2024 and a portion of such Accounts Receivable originated (including by issuance of an invoice) on or after December 1, 2024.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any information concerning the businesses and affairs of the Sellers (solely to the extent relating to the Business and any Trade Secrets of the Business) that has not been made public (except through disclosures of such information that were not in derogation of any confidentiality obligation) and that is not generally known to the public or to other persons who might obtain value or competitive advantage from its disclosure or use.  Information that is intentionally disclosed or authorized for disclosure to the general public by the Sellers is not considered Confidential Information.  The confidential exchange of information by any Seller with a third party for business purposes will not remove it from protection under this Agreement.

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“Contract” means any executory contract, agreement, commitment, note, bond, mortgage, indenture, guaranty, deed of trust, lease, sale or purchase order, license, subcontract, indemnity, warranty or other binding arrangement, whether written or oral, in each case, relating to the Business and to which a Seller is a party or by which a Seller or its properties or assets is bound.

 “Core Representations” has the meaning set forth in Section 6.3(a).

“Covenants” has the meaning set forth in Section 7.16(c).

“Current Accounts Receivable” means (i) any Accounts Receivable which, whether or not set forth in the aging report attached to Schedule 3.22(a) or the Accounts Receivable Schedule delivered pursuant to Section 5.2(a), originated (including by issuance of an invoice) on or after December 1, 2024, and (ii) any Comingled Accounts Receivable.

 “Data Security Requirements” means all of the following to the extent relating to the collection, use, processing, storage, distribution, disclosure, security and/or disposal of Personal Data: (i) applicable Laws and (ii) the Payment Card Industry Data Security Standard (PCI-DSS) (to the extent applicable to the Business).

 “Direct Transfer” has the meaning set forth in the preamble to this Agreement.

“Dispute Notice” has the meaning set forth in Section 2.5(b).

“Disputed Items” has the meaning set forth in Section 2.5(b).

“DT Assets” has the meaning set forth in the recitals to this Agreement.

“DT Assets Consideration” has the meaning set forth in Section 2.1(b)(ii).

“Effective Time” means as of 11:59 p.m. Eastern Time on the Closing Date.

“Employee Benefit Plans” has the meaning set forth in Section 3.15(a).

“Employment Agreements” has the meaning set forth in Section 2.4(b)(vi).

“Employment Offer Letters” has the meaning set forth in Section 2.4(b)(v).

“ERISA” means that Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

“ERISA Affiliate” means any entity or trade or business that is treated as a member of the Sellers’ controlled group within the meaning of Section 414 of the Code.

 “Estimated Seller Indebtedness” has the meaning set forth in Section 2.3(a).

“Estimated Transaction Expenses” has the meaning set forth in Section 2.3(b).

 “Excluded Assets” has the meaning set forth in Schedule 1.2.

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“Excluded Business” has the meaning set forth in the recitals to this Agreement.

“Excluded Liabilities” has the meaning set forth in Schedule 1.4.

“Final Seller Indebtedness” has the meaning set forth in Section 2.5(a)(i).

“Final Transaction Expenses” has the meaning set forth in Section 2.5(a)(ii).

“Financial Statements” has the meaning set forth in Section 3.3(a)(ii).

“Fraud” means actual and intentional Delaware common law fraud by a party with such party’s actual knowledge of falsity and made for the purpose of inducing the other party to act.

“Fundamental Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, including, as applicable, articles or certificate of organization and operating or limited liability company agreement.

“GAAP” means United States generally accepted accounting principles.

“General Enforceability Exceptions” has the meaning set forth in Section 3.1(b).

 “Governmental Entity” means any United States or other national or federal government, any state, provincial, municipal or local government, governmental, regulatory or administrative legislature, authority, board, agency, commission, instrumentality, political subdivision or office of any national, federal, state, provincial, municipal, local, foreign or other governmental unit or any court, tribunal, or judicial or arbitral body, or any non-governmental self-regulatory or trade/industry organization, securities exchange or similar association.

 “Hired Employee” has the meaning set forth in Section 5.8(a).

“Historical Financial Statements” has the meaning set forth in Section 3.3(a)(i).

 “Holdback Period” has the meaning set forth in Section 2.2(c)(i).

“Indemnity Holdback Account” has the meaning set forth in Section 2.2(c)(i).

“Indemnity Holdback Amount” has the meaning set forth in Section 2.2(c)(i).

“Independent Accountant” has the meaning set forth in Section 2.5(b).

“Information System” means operating systems, databases, software programs and applications developed by, or on behalf of, or owned by the Sellers, used in connection with the Business.

“Insurance Policy” means an insurance policy or contract of any kind, including first-party property, primary liability, excess liability, self-insurance, reinsurance, bonds and certificates of insurance naming or benefiting Sellers, together with the rights, benefits and privileges that arise thereunder or by virtue of Law, except for life and employee benefits insurance.

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“Intellectual Property” means, individually and collectively, (a) all inventions, inventions disclosures (whether patentable or unpatentable and whether or not reduced to practice) and all improvements thereto, Trade Secrets, know-how, and other confidential or proprietary technical, business and other information, including manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, technical, financial, marketing and business data and plans, pricing and cost information, customer and supplier lists, and all rights in any jurisdiction to limit the use or disclosure thereof (collectively, “Trade Secrets”), (b) all United States, foreign and international patents, patent applications and statutory invention registrations, utility models, reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof, and all rights therein provided by international treaties and conventions (collectively, “Patents”), (c) all trademarks, service marks, trade dress, logos, trade names and corporate names, uniform resource locator addresses, domain names, symbols, slogans, and other indicia of source or origin, including the goodwill of the business symbolized thereby or associated therewith, common law rights, registrations and applications therefor throughout the world, and all other rights associated therewith, (d) all copyrightable works and all copyrights and works of authorship of any type, registrations and applications therefor throughout the world, all moral and common law rights, and all other rights associated therewith and (e) all computer software, including programs and databases in any form, source code, object code, operating systems and specifications, data, databases, database management code, firmware, algorithms, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, data formats, internet web sites, social media accounts, URLs, web content and links, passwords and registrations, all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations (collectively, “Software”).

“Interim Financial Statements” has the meaning set forth in Section 3.3(a)(ii).

 “IRS” means the U.S. Internal Revenue Service.

“Latest Balance Sheet” has the meaning set forth in Section 3.3(a)(ii).

“Law” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, directive, code, permit, treaty, regulation, decision, guideline, Order, requirement or rule of common law, enforced, made, rendered or promulgated by or on behalf of a Governmental Entity.

“Letter Agreement” means that certain Letter Agreement, by and among the Buyer and Sellers, dated as of the date hereof.

 “Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Licensed Intellectual Property” means Intellectual Property licensed to the Sellers pursuant to the Seller IP Agreements.

“Liens” means any lien (statutory or other), security interest, charge, claim, mortgage, deed of trust, lease, condition, community property interest, equitable interest, easement, encroachment, right of way or other similar encumbrance or restriction of any kind, including any restriction on use, receipt of income or exercise of any other attribute of ownership.

“Material Adverse Effect” means any change, effect, condition, factor, or circumstance that has or is reasonably likely to have, individually or in the aggregate, a material adverse effect on the financial condition, assets, liabilities, business or results of operations of the Business, taken as a whole, or on the ability of the Sellers or the Buyer to consummate the transactions contemplated hereby, except to the extent directly resulting from (i) changes in general, local, domestic or international economic conditions or the financial, banking or securities markets in general, (ii) changes affecting the Sellers’ industry generally, (iii) national or international political conditions, acts of God, acts of war, sabotage or terrorism, (iv) changes in GAAP or any applicable Law or interpretation thereof, (v) changes as a result of any pandemic or epidemic (including COVID-19) and governmental rules, regulations, and orders relating to any pandemic or epidemic, or (vi) compliance with any term of, or the taking of any action required by or related to, this Agreement or any of the Ancillary Documents, unless, in the case of (i), (ii), (iv) and/or (v) only, any such change, effect, factor or circumstance disproportionately affects the Business compared to similarly situated businesses in the industries in which the Sellers operate or compete.

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“Material Contracts” means, with regard to the Sellers with respect to the Business:

(i) all Contracts with Material Customers and/or any pricing or special terms or arrangements (whether written or oral) with any Material Customer;

(ii) all Contracts with Material Vendors;

(iii) any Contract (or group of related Contracts) that (A) requires payments by or to any Seller in excess of $25,000 per year or (B) is a firm fixed-price Contract;

(iv) Contracts that cannot by their terms be terminated by a Seller with thirty (30) days’ or less notice without penalty or whose term continues beyond one (1) year after the date of this Agreement (other than purchase orders entered into in the Ordinary Course of Business, involving less than $50,000 individually and the performance of which by the parties thereto is reasonably expected to be substantially completed within sixty (60) days of the execution thereof);

(v) any Contract with any equityholder of a Seller or an Affiliate of any equityholder of a Seller or any family member of such equityholder;

(vi) any Contract that requires a Seller to deal exclusively with or grant exclusive rights or rights of first refusal to any customer, vendor, supplier, contractor or other party or that contains a “most favored nation,” best pricing or other similar term or provision by which another party to such Contract is or could become entitled to any benefit, right or privilege which, under the terms of such Contract, must be at least as favorable to such party as those offered to another Person;

(vii) Contracts under which the amount payable or receivable by a Seller is dependent on the revenues or income or similar measure of the Business, or in which such Seller is obligated to pay or provide, or entitled to receive, rebates, credits, royalties, commissions, extended payment terms, accumulation or other allowances or similar payments, credits or benefits to or from any Person;

(viii) Contracts involving a sharing of profits, losses, costs or liabilities by any Seller with any other Person, including any joint venture, partnership, strategic alliance, co-marketing, joint development or similar agreement;

(ix) all Contracts that are material to the Business and that provide for termination, acceleration of payment or other special rights upon the consummation of the transactions contemplated by this Agreement;

(x) all Contracts with a Governmental Entity;

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(xi) any Contract requiring any Seller to assign any interest in any trade secret or proprietary information of such Seller, or prohibiting or restricting such Seller from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on its business anywhere in the world;

(xii) any Contract that provides for “earn-outs,” indemnification or other contingent payments and or past acquisition agreements under which any Seller has any executory covenants or other obligations;

(xiii) any Contract evidencing any Seller Indebtedness, including (A) any guaranty, promissory note or letter of credit issued or posted by any Seller; (B) any Contract providing for the creation of any Lien upon any of the properties or assets of any Seller; (C) any Contract relating to or committing a Seller to make any loan or advance to any Person; (D) any currency, commodity or other hedging or swap Contract; and/or (E) any capital lease;

(xiv) Contracts that contain or provide for an undertaking by any Seller to (A) indemnify or make any indemnification payments to any Person, other than with respect to standard terms and conditions of a Contract for services in the Ordinary Course of Business or (B) pay any fee or penalty in the event of any failure to perform or late performance of such agreement;

(xv) all collective bargaining agreements, organizing rights agreements or similar agreements;

(xvi) all Contracts that obligate any Seller (whether before or after the Closing) to make (A) any capital expenditure in excess of $25,000 for a single item or in excess of $50,000 in the aggregate or (B) any capital commitment or other expenditure relating to any joint venture; and

(xvii) Contracts for the purchase or sale of real property or any option to purchase or sell real property.

“Material Customers” has the meaning set forth in Section 3.17(a)(i).

“Material Vendors” has the meaning set forth in Section 3.17(a)(ii).

“Obligations” has the meaning set forth in Section 5.9.

“Orders” means any decree, injunction, judgment, order, ruling, writ, charge, verdict, debarment, assessment or arbitration award of any Governmental Entity, arbitrator or arbitral body, whether arising from a Proceeding or applicable Law, or any binding settlement or mediation agreement.

“Open Source Software” means any software that is publicly distributed or made available in source code form for use, copying, modification or distribution, including, “free software” (as defined by the Free Software Foundation at fsf.org), “open source software” (i.e., software distributed under any license approved by the Open Source Initiative as set forth in www.opensource.org), or similar licensing or distribution terms.

“Ordinary Course of Business” means the ordinary course of the Business consistent with the past custom and practice of the Sellers and their respective Affiliates (including with respect to quantity and frequency).

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“Other Confidential Information” has the meaning set forth in Section 5.3(a).

“Owned Intellectual Property” means the Intellectual Property owned in whole or in part by, or exclusively licensed to, the Sellers.

“Party” and “Parties” have the meanings set forth in the preamble to this Agreement.

 “Permits” means all permits, accounts, certificates, endorsements, credentials, licenses, filer codes, franchises, consents, approvals, registrations, notifications, exemptions or other authorizations required by or from a Governmental Entity of every kind necessary to operate the Business.

“Permitted Liens” means, collectively, (a) Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which there are adequate reserves on the books, (b) workers or unemployment compensation Liens arising in the Ordinary Course of Business; and (c) mechanic’s, materialman’s, supplier’s, vendor’s or similar Liens arising in the Ordinary Course of Business securing amounts that are not delinquent.

“Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, joint venture, unincorporated organization or other entity, a private agency, any syndicate or group or Governmental Entity.

“Personal Data” shall mean any and all personally identifiable data about an individual that is: (i) explicitly defined as a regulated category of data under any Data Security Requirements; (ii) non-public personal information (NPI), such as passport number, driver’s license number, social security number; (iii) health or medical information, such as insurance information, medical prognosis, diagnosis information, or genetic information; (iv) financial information, such as a credit card number and/or bank account number; (v) biometric information; (vi) a device identifier, precise geolocation, user account data (including username, IP address, and password); or (vii) sensitive personal data, such as mother’s maiden name, date and place of birth, race, religion, marital status, disability, or sexuality.

 “Proceeding” means any lawsuit, action, claim, audit, hearing, investigation, suit or other charge or Proceeding, whether civil, criminal, administrative, investigative, formal or informal, by or before any Governmental Entity or before any arbitrator, arbitral body or mediator.

“Purchase Price” has the meaning set forth in Section 2.1(a).

 “Purchase Price Allocation” has the meaning set forth in Section 2.6.

“Purchase Price Deficiency” has the meaning set forth in Section 2.5(e)(ii).

“Purchase Price Surplus” has the meaning set forth in Section 2.5(e)(i).

 “Registered Intellectual Property” means any Owned Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with or recorded by any Governmental Entity at any time.

“Related Person” means any director, officer, employee, consultant, family member and/or Affiliate of any Seller.

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“Representative” with respect to a particular Person, means any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of such Person.

“Restricted Period” means a period of five (5) years after the Closing Date.  The Restricted Period with respect to Section 5.5 shall automatically be extended as to the Sellers by one day for each day that any Seller is in violation of a provision of Section 5.5.

“Restricted Territory” has the meaning set forth in Section 5.5(a).

“Retained Amount” has the meaning set forth in Section 6.5(a).

“Revised Closing Statement” has the meaning set forth in Section 2.5(a).

 “Sale Transaction” has the meaning set forth in the recitals to this Agreement.

“Schedules” means the Schedules of this Agreement, including the disclosures contained therein.

“Seller” and “Sellers” have the meanings set forth in the preamble to this Agreement.

“Seller Group” means the Sellers and their respective successors, assigns, officers, directors, managers, Affiliates, equityholders and trustees.

“Seller Indebtedness” means, with regard to the Sellers with respect to the Business:

(a) All indebtedness for borrowed money or the deferred purchase price of property or services (other than deferred revenues), including (1) indebtedness evidenced by notes, bonds, debentures or other debt securities, (2) indebtedness secured by a Lien, (3) factoring arrangements, (4) indebtedness incurred to finance insurance premiums, and (5) “earn-outs” and/or other contingent payment obligations with respect to any extraordinary transaction, but excluding ordinary course trade payables, and accrued expenses;

(b) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Sellers (whether or not the rights and remedies of the Sellers or lender under such agreement in the event of default are limited to repossession or sale of such property);

(c) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such mortgage or Lien,

(d) all obligations relating to interest rate protection, cap, forward, swap agreements and collar agreements and other hedging agreements;

(e) the amount of any drawn letters of credit, bankers’ acceptances or similar instruments,

(f) all the obligations (whether principal, interest, any purchase price to be paid to transfer the ownership of the leased property to the Sellers or otherwise) under leases which are, or are required to be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as a lessee;

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(g) all interest, fees, penalties (including pre-payment penalties) and other expenses owed (or to be owed in connection with the repayment thereof) with respect to the indebtedness referred to above through the Closing Date;

(h) all amounts owed to former employees or employees not actively engaged in the Business, including the employer portion of any applicable employment and/or withholding Taxes;

(i) all obligations with respect to (1) unpaid commissions and (2) employee bonuses relating to the bonus plan year in which the Closing Date occurs, pro-rated on a daily basis as of the Closing Date (based on the annual bonus paid in respect of the 2024 calendar year), including in each case of (1) and (2), the employer portion of any applicable employment and/or withholding Taxes;

(j) all obligations to any equityholder and/or any Affiliate of such equityholders, including any declared and unpaid dividends or similar distributions and/or any advancements thereof (but excluding accrued and unpaid salary or employee benefits disclosed in the Schedules hereto);

(k) customer deposits for work not completed (other than deferred revenues); and/or

(l) all indebtedness referred to above which is directly or indirectly guaranteed by a Seller or which a Seller has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Seller Intellectual Property” means all of the Owned Intellectual Property and the Licensed Intellectual Property necessary, used by the Sellers, held for use by any Seller or necessary for the operation of the Business.

“Seller IP Agreements” means (a) licenses or sublicenses of Intellectual Property by any Seller to any third party or any other instruments or other arrangements to which such Seller is a party, pursuant to which any third party has obtained any right, title or interest in any Intellectual Property, (b) licenses or sublicenses of Intellectual Property by any third party to any Seller, or any other permissions or agreements pursuant to which such Seller has obtained any right, title or interest in Intellectual Property, (c) agreements between any Seller and any third party relating to the use, development, prosecution, enforcement or commercialization of Intellectual Property, and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Owned Intellectual Property.

“Sellers Releasee” has the meaning set forth in Section 5.6(c).

“Tax” as used in this Agreement, means any of the Taxes, and “Taxes” means, with respect to any Person, (a) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits, gains or selected items of income, earnings or profits) and all gross receipts, sales, goods and services, harmonized sales, use, ad valorem, transfer, franchise, license, fuel, value added, highway use, vehicle registration, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, escheat, unclaimed property or windfall profits taxes, alternative or add-on minimum taxes, customs duties, import or export taxes and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any Taxing Authority (domestic or foreign) on such Person (if any) and (b) any Liability for the payment of any amount of the type described in the immediately preceding clause (a) as a result of being a transferee (within the meaning of any other applicable Law) of another entity or a member of an affiliated, combined, consolidated or unitary group.

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“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means each national, state, provincial or local government or any governmental, administrative or regulatory authority, agency, court, commission, tribunal, body or instrumentality of any government that imposes, regulates, administers, collects or regulates the collection of Taxes in any applicable jurisdiction.

“Transaction Expenses” means (i) any legal, account, tax, investment banking, financial advisory or other third party advisory or consulting fees and expenses incurred by any Seller in connection with the transactions contemplated by this Agreement and other related matters, and (ii) any payments due from any of the Sellers to any Equityholder or any officer, director, manager, employee or independent contractor of a Seller, or any of their respective Affiliates, as a result of the transactions contemplated by this Agreement (whether alone or in combination with any other event), including payout of accrued but unused paid time off of any Hired Employee as of the Closing Date, any transaction bonuses, and the employer’s portion of any applicable payroll Tax applicable to any of the foregoing, and excluding, for the avoidance of doubt, all amounts actually paid by a Seller pursuant to Section 5.8(a) hereof; provided, however, that the Parties acknowledge and agree that Sellers expect to pay all out-of-pocket Transaction Expenses pursuant to clause (i) in the ordinary course of business.

“Transfer Taxes” has the meaning set forth in Section 5.7(b).

“Transition Services Agreement” has the meaning set forth in Section 2.4(b)(iv).

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